--------------------------------------------------------------------------------
FINANCIAL CONTENTS
--------------------------------------------------------------------------------

            SELECTED FINANCIAL DATA.................................................................        1

            MANAGEMENT'S DISCUSSION AND ANALYSIS....................................................        2

            CONSOLIDATED FINANCIAL STATEMENTS

              Consolidated Balance Sheets...........................................................       24
              Consolidated Statements of Income.....................................................       25
              Consolidated Statements of Shareholders' Equity.......................................       27
              Consolidated Statements of Cash Flows.................................................       28

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              A. Significant Accounting Policies....................................................       30
              B. Restrictions on Cash and Due From Bank Accounts....................................       37
              C. Investment Securities..............................................................       37
              D. Loans and Leases...................................................................       40
              E. Allowance for Loan and Lease Losses................................................       41
              F. Premises and Equipment.............................................................       41
              G. Foreclosed Assets..................................................................       41
              H. Deposits...........................................................................       42
              I. Advances from Federal Home Loan Bank of Boston.....................................       43
              J. Other Borrowed Funds...............................................................       44
              K. Preferred Stock....................................................................       44
              L. Income Taxes.......................................................................       44
              M. Charges Related to CFX Funding.....................................................       47
              N. Employee Benefit Plans.............................................................       48
              O. Stock Compensation Plans...........................................................       49
              P. Commitments and Contingencies......................................................       51
              Q. Related Party Transactions.........................................................       53
              R. Derivative Financial Instruments...................................................       53
              S. Financial Instruments with Off-Balance-Sheet Lending Risk..........................       54
              T. Fair Value of Financial Instruments................................................       55
              U. Regulatory Capital Requirements and Other Restrictions.............................       58
              V. Mortgage Loan Servicing............................................................       60
              W. Acquisition of the Company.........................................................       60
              X. CFX Corporation (Parent-Company-Only) Condensed Financial Statements ..............       61
              Y. Quarterly Results of Operations (Unaudited)........................................       63
              Report of Wolf & Company, P.C., Independent Auditors..................................       64
              Information on Common Stock...........................................................       65

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                        At or for Years Ended December 31,
                                                    1997            1996              1995             1994               1993
                                               -------------   -------------     -------------     -------------     -------------
                                                                  (Dollars in thousands, except per share data)
BALANCE SHEET DATA
Total assets                                    $ 2,873,767     $ 2,369,257       $ 2,110,155       $ 1,935,530       $ 1,870,169
Debt and equity securities, net (1)                 562,734         519,578           541,119           586,075           638,901
Total loans, net (2)                              2,012,958       1,574,067         1,311,779         1,164,122         1,052,069
Goodwill and other intangibles                        8,698           9,235             9,884            10,476            11,121
Deposits                                          1,941,996       1,751,141         1,637,831         1,541,002         1,517,393
Borrowings                                          652,365         351,343           217,762           165,482            90,702
Shareholders' equity                                245,717         239,837           231,575           210,984           208,084
Nonperforming assets (3)                             16,983          14,132            15,054            17,310            31,741
Book value per share                                  10.21           10.17             10.00              9.29              9.33
Tangible book value per share                          9.85            9.78              9.58              8.83              8.83

OPERATIONS DATA:
Interest and dividend income                    $   199,539     $   168,305       $   148,808       $   126,796       $   125,936
Interest expense                                    101,252          79,583            67,865            51,654            53,001
                                               -------------   -------------     -------------     -------------     -------------
Net interest income                                  98,287          88,722            80,943            75,142            72,935
Provision for loan losses                             4,548           4,285             3,814             3,622            14,030
                                               -------------   -------------     -------------     -------------     -------------
Net interest income after provision for
    loan losses                                      93,739          84,437            77,129            71,520            58,905

Noninterest income                                   25,542          22,262            17,738            14,400            15,453
Noninterest expense (4)                              92,550          71,270            63,251            61,709            58,980
                                               -------------   -------------     -------------     -------------     -------------
Income before income tax expense                     26,731          35,429            31,616            24,211            15,378
Income taxes                                          7,797          11,876            10,062             7,474             2,573
                                               -------------   -------------     -------------     -------------     -------------
Net income                                           18,934          23,553            21,554            16,737            12,805

Preferred stock dividends                                 -               -                89               287               294
                                               -------------   -------------     -------------     -------------     -------------
Net income available to common stock            $    18,934     $    23,553       $    21,465       $    16,450       $    12,511
                                               =============   =============     =============     =============     =============
Earnings per common share                       $      0.79     $      1.01       $      0.93       $      0.73       $      0.57

Earnings per common share - assuming dilution   $      0.78     $      0.99       $      0.89       $      0.71       $      0.56

Common dividends per share                      $      0.81     $      0.58       $      0.53       $      0.39       $      0.37

OTHER DATA (5):
Return on average assets                               0.71%           1.04%             1.06%             0.86%             0.70%
Return on average equity                               7.63           10.03              9.77              7.80              6.12
Average equity to average assets                       9.25           10.36             10.88             11.02             11.42
Net interest margin (6)                                3.99            4.25              4.33              4.30              4.38
Tier 1 leverage capital ratio at end of period         8.32            9.74             10.83             10.72             10.98
Dividend payout ratio                                102.53           57.43             56.99             53.42             64.91
Nonperforming assets as a percent of total
    assets at end of period (3)                        0.59            0.60              0.71              0.89              1.70


(1) All securities were classified as available for sale at December 31, 1997, 1996 and 1995, except for $28.2 million, $104.7 million and $164.7 million of securities which were classified as held for investment at such dates, respectively.

(2)      Does not include loans held for sale.

(3) Nonperforming assets consist of nonaccrual loans, other real estate owned and repossessed assets, net of related reserves where appropriate.

(4) The 1997 period includes $11.0 million of one-time pre-tax reorganization and restructuring costs related to the acquisitions of Community Bankshares, Inc. and Portsmouth Bank Shares, Inc. On an after-tax basis, such costs amounted to $.35 per share of CFX Common Stock during the indicated period.

(5) With the exception of end of period ratios, all ratios are based on average daily balances during the indicated period.

(6) Net interest margin represents net interest income as a percent of average interest-earning assets, in each case calculated on a fully-taxable equivalent basis.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
THE COMPANY
--------------------------------------------------------------------------------

     CFX Corporation (the Company) is a bank holding company incorporated under the laws of the State of New Hampshire. Diversified financial services are provided to customers through its three wholly-owned subsidiaries: CFX Bank, headquartered in Keene, New Hampshire, Safety Fund National Bank, headquartered in Fitchburg, Massachusetts, and Orange Savings Bank (Orange), headquartered in Orange, Massachusetts. CFX Bank has one wholly-owned subsidiary: CFX Financial Services, Inc. (CFX Financial). CFX Financial owns 51% of CFX Funding L.L.C. (CFX Funding), which engages in the facilitation of lease financing and securitization.

      During the fourth quarter of 1997, the Company discontinued future operations of CFX Funding with respect to its securitization business. As a result of that decision, the Company recorded an after-tax charge of $4.4 million in the fourth quarter related to this business. See "Results of Operations - General".

     Also during the fourth quarter of 1997, CFX Bank dissolved its wholly-owned subsidiary, CFX Capital, which owned CFX Mortgage, Inc. CFX Mortgage, Inc. was also dissolved and its operations were combined with CFX Bank. The dissolutions had no significant impact on the Company's consolidated financial statements and were undertaken to streamline the organizational structure of the Company.

      The principal business of the Company consists of attracting deposits from the general public through its offices and using such deposits and other sources of funds to originate residential mortgage loans, commercial business loans and leases, commercial real estate loans and a variety of consumer loans and leases. The Company also invests in mortgage-backed securities and securities issued by the United States Government and agencies thereof as well as other investment securities. In addition, the Company engages in the sale of other financial products through its investment services function, provides trust services, and services residential loan and small-ticket lease loans for investors.

      The Company's goal has been to sustain profit, controlled growth by focusing on increased loan and deposit market share in New Hampshire and central and western Massachusetts, developing new financial products, services and delivery channels, closely monitoring yields on earning assets and rates on interest bearing liabilities, increasing non-interest income through expanded trust and investment advisory services and mortgage banking activities; all while controlling non-interest expenses. To supplement its internal growth, the Company's goals include the acquisitions of other financial institutions in its market areas and those bordering them. During 1997, the Company acquired two financial institutions in New Hampshire.
   More significantly, the Company entered into a definitive agreement to be acquired by Peoples Heritage Financial Group, Inc. See the "Mergers and Acquisition" discussion in this section.

--------------------------------------------------------------------------------
MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------

      On August 29, 1997, the Company acquired Community Bankshares, Inc. ("Community"), a $616 million bank holding company and its subsidiary banks, Concord Savings Bank, a state-chartered savings bank headquartered in Concord, New Hampshire, and Centerpoint Bank, a commercial bank headquartered in Bedford, New Hampshire. In connection with the merger, Concord Savings Bank and Centerpoint Bank were merged into CFX Bank. A total of 5,304,293 shares of the Company's common stock was issued in exchange for all of the issued and outstanding shares of Community common stock. The transaction was accounted for as a pooling-of-interests and as such, the consolidated financial statements have been restated to include Community for all periods presented. The acquisition of Community provided an expanded presence in the central corridor of New Hampshire, the most attractive business section of the State.

      Also on August 29, 1997, the Company acquired Portsmouth Bank Shares, Inc. ("Portsmouth"), a $259 million bank holding company, and its subsidiary bank, Portsmouth Savings Bank, a state-chartered savings bank, headquartered in Portsmouth, New Hampshire. In connection with the Portsmouth acquisition, Portsmouth Savings Bank was merged into CFX Bank. A total of 5,502,005 shares of the Company's common stock was issued in exchange for all of the issued and outstanding shares of Portsmouth common stock. The transaction was accounted for as a pooling-of-interests and as such, the consolidated financial statements have been restated to include Portsmouth for all periods presented. The Portsmouth acquisition extended the franchise into the seacoast area of New Hampshire, completing the Company's statewide presence.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
MERGERS AND ACQUISITIONS
--------------------------------------------------------------------------------

      As previously reported, on October 27, 1997, the Company entered into a definitive agreement to be acquired by Peoples Heritage Financial Group, Inc. ("PHFG"), a bank holding company headquartered in Portland, Maine. Pursuant to the agreement, each of the issued and outstanding shares of the Company's common stock (24,071,000 at December 31, 1997) will be converted into .667 shares of PHFG common stock. The PHFG transaction is expected to be a tax-free exchange to the owners of the Company and is subject to regulatory approval. On February 9, 1998, the shareholders of the Company and PHFG approved the transaction. It is anticipated that the transaction will be accounted for as a pooling-of interests. At December 31, 1997, PHFG reported total assets of $6.8 billion, deposits of $4.8 billion and shareholders' equity of $475 million. In connection with the acquisition, the Company's banking subsidiaries will be merged into PHFG's banking subsidiaries. Specifically, CFX Bank will be merged into Bank of New Hampshire, PHFG's New Hampshire subsidiary, and Safety Fund National Bank and Orange Savings Bank will both be merged into The Family Bank, FSB, PHFG's Massachusetts subsidiary. These transactions are anticipated to be consummated in the second quarter of 1998.

      In connection with the PHFG agreement, the Company and PHFG entered into Stock Option Agreements whereby the Company gave PHFG an option to purchase
   19.9 percent of its outstanding common stock under certain circumstances and PHFG gave the Company an option to purchase 10.0 percent of its outstanding common stock under certain circumstances.

--------------------------------------------------------------------------------
GENERAL
--------------------------------------------------------------------------------

      All information within this section should be read in conjunction with the consolidated financial statements and notes thereto included herein and the tables appearing throughout the discussion and analysis. All references in the discussion to financial condition and to results of operations are to the consolidated position and results of CFX Corporation and its subsidiaries taken as a whole.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FINANCIAL CONDITION--LOANS AND LEASES
--------------------------------------------------------------------------------

   The table below sets forth the composition of the Company's loan and lease portfolio at the dates indicated.

                                                                                      December 31,
                                                         --------------------------------------------------------------------
                                                                      1997                                   1996
                                                         -------------------------------       ------------------------------
                                                                                % of                                 % of
                                                            Balances          Portfolio          Balances          Portfolio
                                                         -------------       -----------       -------------      -----------
                                                                                  (Dollars in thousands)
Real estate:
    Residential                                           $ 1,153,612            56.41%         $   872,187           54.47%
    Construction                                               35,350             1.73               19,828            1.24
    Commercial                                                265,848            13.00              247,517           15.46
Commercial, financial, and agricultural                       209,492            10.24              169,880           10.61
Warehouse lines of credit to leasing companies                  1,922             0.09               18,393            1.15
Consumer lease financing                                      134,293             6.57               76,343            4.77
Indirect and other consumer                                   244,635            11.96              197,014           12.30
                                                         -------------       -----------       -------------      -----------
                                                            2,045,152           100.00%           1,601,162          100.00%
Unearned income                                               (17,303)       ===========            (10,733)       ==========
Deferred origination costs, net                                 7,007                                 3,970
                                                         -------------                         -------------
    Total loans and leases                                  2,034,856                             1,594,399
Less: allowance for loan and lease losses                      21,898                                20,332
                                                         -------------                         -------------

    Net loans and leases                                  $ 2,012,958                           $ 1,574,067
                                                         =============                         =============

     Net loans and leases were $2.0 billion, or 70% of total assets, at December 31, 1997, compared with $1.6 billion, or 66% of totals assets, at December 31, 1996. Although primarily all categories of loans and leases have increased from 1996 to 1997, the majority of the $439 million increase in net loans and leases has been in the residential mortgage portfolio, increasing $281 million during this timeframe. In addition, the consumer lease financing portfolio had significant growth in 1997 of nearly $58 million. Residential loan production is primarily generated from three sources: originations in the Company's primary market area; purchases from correspondent banks within and outside of the Company's primary market area; and purchases of bulk loans from wholesale markets.

      As previously discussed, during the fourth quarter of 1997 the Company discontinued its operations in the CFX Funding small-ticket leasing program, and a significant portion of the warehouse lines of credit to leasing companies were sold to an unrelated third party at carrying value. The remaining balance at December 31, 1997 is expected to either amortize down or be sold. See "Results of Operations - General."

     During 1997, lower interest rates spawned higher refinancing activity generating significant volume in the residential loan portfolio. These lower rates, coupled with an improving economy, significantly impacted the Company's origination of residential loans during the year. In the first quarter of 1997, as part of the acquisition of Portsmouth, the Company commenced a leverage strategy to utilize the higher capital levels at Portsmouth. During 1997, the Company purchased or originated in excess of $300 million in investment securities and residential loans, which were funded by additional advances from the Federal Home Loan Bank of Boston and brokered deposits. The leverage strategy was designed to optimize the use of capital, enhance earnings and the return on equity. As traditional retail opportunities become available, it is the Company's intent that the leveraged assets, or wholesale assets, will be redeployed into higher yielding assets and wholesale funding will be replaced with core deposits.

     The growth in the consumer lease portfolio is the result of a maturing lease program targeted toward automobile dealerships throughout New Hampshire and central Massachusetts. This program began in December 1994 and continues to grow as consumers choose leasing as an acceptable alternative to purchasing.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RISK ELEMENTS
--------------------------------------------------------------------------------

     The Company operates principally in New Hampshire and central Massachusetts. Through acquisitions of banking franchises in new marketplaces, the opening of de novo branches in geographically dispersed markets, the purchase and origination of mortgages and leases throughout northern New England, the Company has diversified its credit risk in terms of both loan type and geographic concentrations. Asset quality remains strong as nonaccrual loans and leases were .69% of total loans and leases at December 31, 1997, compared to .68% a year earlier.

     All loans and leases past due 90 days or more as to principal or interest are generally placed on nonaccrual status. In addition, a loan, including a loan impaired under Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," (SFAS No. 114) is generally classified as nonaccrual when management determines that significant doubt exists as to the collectibility of principal or interest. An impaired loan may remain on accrual status if it is less than 90 days past due and guaranteed or well secured. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized when received. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled.

     The following table provides information with respect to the Company's nonperforming loans and assets at the dates indicated:

                                                                        December 31,
                                                               -----------------------------
                                                                   1997              1996
                                                               ----------         ----------
                                                                       (In thousands)
Nonaccrual loans                                                $ 13,987           $ 10,783
Foreclosed assets                                                  2,996              3,359
Valuation allowance on foreclosed assets                               -                (10)
                                                               ----------         ----------

   Total nonperforming assets                                   $ 16,983           $ 14,132
                                                               ==========         ==========
Nonaccrual loans as a percent of total loans                        0.69%              0.68%
                                                               ==========         ==========
Nonperforming assets as a percent of total loans
  and leases and foreclosed assets                                  0.83%              0.88%
                                                               ==========         ==========

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

     The following table provides the composition of the Company's nonperforming assets at the dates indicated:

                                                                                  December 31,
                                                       ---------------------------------------------------------------
                                                                    1997                               1996
                                                       -----------------------------        --------------------------
                                                                              % of                               % of
                                                        Balances              Total          Balances           Total
                                                       ----------           --------        ----------        --------
                                                                            (Dollars in thousands)
Nonaccrual loans:
  Real estate:
      Residential                                       $  7,966              56.95%         $  6,944           64.40%
      Commercial                                           3,928              28.08             1,904           17.66
  Commercial, financial, and agricultural                  1,587              11.35             1,634           15.15
  Consumer and other                                         506               3.62               301            2.79
                                                       ----------           --------        ----------        --------
                                                          13,987             100.00%           10,783          100.00%
                                                       ----------           ========        ----------        ========
Foreclosed assets:
  Residential                                              1,645              54.91%            2,108           62.95%
  Construction                                               387              12.92               467           13.94
  Commercial                                                 253               8.44               496           14.81
  Repossessed assets (non-real estate)                       711              23.73               288            8.60
  Valuation allowance                                          -               -                  (10)          (0.30)
                                                       ----------           --------        ----------        --------
                                                           2,996             100.00%            3,349          100.00%
                                                       ----------           ========        ----------        ========

  Total nonperforming assets                            $ 16,983                             $ 14,132
                                                       ==========                           ==========



     The following table provides a rollforward of the Company's foreclosed assets:

                                                                      Years Ended December 31,
                                                                    ---------------------------
                                                                       1997             1996
                                                                    ---------         ---------
                                                                           (In thousands)
Balance at beginning of year, net                                    $ 3,349           $ 2,753
Real estate additions                                                  5,981             3,619
Real estate pay-offs/sales/other                                      (6,658)           (3,023)
Net increase in other repossessed assets                                 324                 -
                                                                    ---------         ---------

Balance at end of year, net                                          $ 2,996           $ 3,349
                                                                    =========         =========



--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------

     The allowance for loan and lease losses is maintained through charges to earnings. Loan and lease losses realized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loan and lease losses based on current economic conditions and historical experience.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ALLOWANCE FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------

     Changes in the allowance for loan and lease losses are as follows:

                                                          At or for the Years Ended December 31,
                                                     -------------------------------------------------
                                                        1997               1996                1995
                                                     ----------         ----------          ----------
                                                                      (In thousands)
Balance at beginning of year                          $ 20,332           $ 19,843            $ 18,940
Provision for loan and lease losses                      4,548              4,285               3,814
Loans and leases charged-off                            (4,358)            (4,757)             (4,482)
Recoveries of loans and leases previously
  charged-off                                            1,376                961               1,428
Change in fiscal year - Community                            -                  -                 143
                                                     ----------         ----------          ----------
Balance at end of year                                $ 21,898           $ 20,332            $ 19,843
                                                     ==========         ==========          ==========
Allowance for loan and lease losses as
  a percent of total loans and leases                     1.08%              1.28%               1.49%
                                                     ==========         ==========          ==========

Allowance for loan and lease losses as
  a percent of total nonaccrual loans                   156.56%            188.56%             161.31%
                                                     ==========         ==========          ==========

      For the six months ended December 31, 1995, Community recorded provisions for loan losses, recoveries and charge-offs of $498,000, $361,000 and $716,000, respectively. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation" of the Notes to Consolidated Financial Statements.

     Management considers the allowance for loan and lease losses to be adequate in view of its evaluation of the Company's loan and lease portfolio, the level of nonperforming loans and leases, current economic conditions and historical experience with loan and lease losses. However, no assurance can be given that the provision for loan and lease losses will be adequate in the future; appropriate additional allowances may be required if there are significant changes to any of the foregoing factors.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TRADING SECURITIES AND INVESTMENT SECURITIES
--------------------------------------------------------------------------------

     Investment securities consist of the following at the dates indicated:

                                                    December 31,
                                            ----------------------------
                                                1997             1996
                                            -----------      -----------
                                                   (In thousands)
Securities available for sale                $ 534,550        $ 414,896
Securities held to maturity                     28,184          104,682
                                            -----------      -----------

        Total                                $ 562,734        $ 519,578
                                            ===========      ===========



     As a result of the Company's acquisitions of Portsmouth and Community on August 29, 1997 (see Note A to the consolidated financial statements) and to be consistent with the Company's current interest rate risk profile, certain securities held to maturity were transferred to securities available for sale.

     The table below describes those securities and the net unrealized losses associated with such securities which were transferred to securities available for sale from securities held to maturity as a result of the 1997 acquisitions of Portsmouth and Community:

                                                                                   Net
                                                              Amortized         Unrealized
                                                                Cost              Losses
                                                              ----------        ----------
                                                                         (In thousands)
U.S. Treasury and agency obligations                           $ 42,985          $     58
Federal agency mortgage pass-through securities                  18,185                37
                                                              ----------        ----------

                                                               $ 61,170          $     95
                                                              ==========        ==========

     During 1997 and 1996, the Company had activity in its trading portfolio, although no trading securities were held at the respective year-ends. Trading securities primarily related to investments in money market mutual funds that generated capital gains to offset capital loss carryforwards. The average balances in the trading portfolio for 1997 and 1996 were $95,000 and $15,220,000, respectively.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEPOSITS AND BORROWED FUNDS
--------------------------------------------------------------------------------

   The following table shows the various components of deposits and borrowed funds at the dates indicated:

                                                                                December 31,
                                                     -----------------------------------------------------------------
                                                                   1997                              1996
                                                     -------------------------------    ------------------------------
                                                         Amount           % of Total       Amount           % of Total
                                                     -------------        ----------    -------------       ----------
                                                                            (Dollars in thousands)
Deposits:
  Noninterest bearing demand deposits                 $   227,508            11.72%      $   193,579            11.05%
  Regular savings deposits                                337,203            17.36           299,411            17.10
  NOW and money market deposits                           349,849            18.01           367,266            20.97
  Time deposits                                           778,461            40.09           820,925            46.88
                                                     -------------         --------     -------------         --------
    Total retail deposits                               1,693,021            87.18         1,681,181            96.00
  Brokered time deposits                                  248,975            12.82            69,960             4.00
                                                     -------------         --------     -------------         --------

    Total deposits                                    $ 1,941,996           100.00%      $ 1,751,141           100.00%
                                                     =============         ========     =============         ========
Borrowed funds:
  Advances from Federal Home Loan
    Bank of Boston                                    $   453,755            69.56%      $   246,593            70.19%
  Other borrowed funds                                    198,610            30.44           104,750            29.81
                                                     -------------         --------     -------------         --------

    Total borrowed funds                              $   652,365           100.00%      $   351,343           100.00%
                                                     =============         ========     =============         ========

     The increase in total deposits of $191 million in 1997 primarily came in the higher cost brokered time deposits, and to a lesser extent, demand deposits. The decrease in retail time deposits resulted primarily from disintermediation as depositors moved maturing certificates to non-banking products. Demand deposit growth of $34 million, or 18%, is largely due to the increase in the commercial business loan portfolio as commercial borrowers often bring their entire banking relationship to one bank.

     The increase in Federal Home Loan Bank of Boston advances, brokered deposits and other borrowings funded asset growth and the leverage strategy. See "Financial Condition - Loans and Leases" section of this Management's Discussion and Analysis. Management customarily directs movement of funding between brokered deposits, advances from the Federal Home Loan Bank and repurchase agreements (included in other borrowed funds) in order to achieve a more favorable cost of funds.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RESULTS OF OPERATIONS--GENERAL
--------------------------------------------------------------------------------

     CFX Corporation reported 1997 net income of $18,934,000, or $.79 ($.78 diluted) per share, compared to net income of $23,553,000, or $1.01 ($.99 diluted) per share, for the prior year. Return on assets and return on equity were .71% and 7.63%, respectively, for 1997 compared to 1.04% and 10.03%, respectively, for 1996. Excluding charges for mergers and other adjustments, net income and earnings per share were $31,729,000 and $1.33 per share, respectively, in 1997 and $27,275,000 and $1.17 per share, respectively, in 1996, representing an increase of $4,454,000, or 16%. Return on assets and return on equity, excluding merger charges and other adjustments, were 1.18% and 12.78%, respectively, for 1997, and 1.02% and 10.99%, respectively, for 1996.

                                                               Years Ended December 31,
                                                          ----------------------------------
                                                             1997                   1996
                                                          ----------              ----------
                                                        (In thousands, except per share data)
Net income available to common stock                       $ 18,934                $ 23,553
                                                          ----------              ----------
Add back after-tax charges:
  Merger costs                                                8,372                   3,722
  Charges related to CFX Funding                              4,423                       -
                                                          ----------              ----------
                                                             12,795                   3,722
                                                          ----------              ----------

Net income available to common stock
  before merger and other charges                          $ 31,729                $ 27,275
                                                          ==========              ==========

Basic earnings per common share:
  Net income available to common stock                     $   0.79                $   1.01
  Net income available to common stock
      exclusive of merger and other charges                $   1.33                $   1.17




     During 1997 and 1996, the Company incurred charges associated with the mergers of Portsmouth and Community, and The Safety Fund Corporation and Milford Co/operative Bank, respectively, totaling $8,372,000 and $3,722,000 (after tax), respectively. See the "Other Expense" section of this discussion. In 1997, the Company also incurred costs totaling $4,423,000 (after tax) applicable to the resolution of a dispute between the Company and American Credit Indemnity Company ("ACI"), a credit insurer, regarding the origination and servicing by CFX Funding of certain equipment leases held in four securitized lease pools insured by ACI, as well as the discontinuance of future operations of CFX Funding with respect to its securitization business. See the "Other Income" and "Other Expense" sections of this discussion.

     During 1997, net interest and dividend income increased $9,565,000 due primarily to leveraging the Company's balance sheet with loans and leases which increased $440 million, or 28%, during the year. The increase in non-interest income of $3,280,000 in 1997 over that in 1996 primarily came from mortgage banking activities, gains on the sales of investment securities, and the increase in the investment in bank-owned life insurance. Non-interest expense for 1997 totaled $92,550,000 and was $74,313,000 excluding merger-related charges and charges related to CFX Funding. The comparable amounts in 1996 totaled $71,270,000 and $66,748,000, respectively.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMPARISON OF YEARS 1997 AND 1996--NET INTEREST AND DIVIDEND INCOME
--------------------------------------------------------------------------------

      Taxable-equivalent net interest and dividend income was $99,297,000 in 1997, up 10.6% from $89,764,000 in 1996. The $9,533,000 increase in net interest and dividend income was due to an increase in average interest earning assets of $381 million in 1997, partially offset by a decline in the Company's net interest margin from 4.25% in 1996 to 3.99% in 1997.

     The increase in average interest earning assets resulted primarily from an increase in loans and leases. See "Financial Condition--Loans and Leases" of this "Management's Discussion and Analysis."

     The decrease in the net interest margin during 1997 of 26 basis points was primarily due to the increase in costs of interest-bearing liabilities outpacing the increase in yields on interest-earning assets, indicative of an increasingly competitive market for retail deposits and an increase in rates on advances from the Federal Home Loan Bank of Boston (FHLBB). Most of the interest earning assets were funded by higher cost products such as certificates of deposit or borrowings. The cost of advances from the FHLBB increased from 5.67% in 1996 to 5.85% in 1997. The Company continues to see a shift in its deposit mix from lower, variable-rate deposits (NOW, savings and money market accounts) to the higher-rate time deposits. Conversely, the net interest margin was positively impacted in 1997 by an increase in non-interest bearing demand deposits and a higher percentage of interest earning assets being represented by loans versus lower yielding investment securities.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMPARISON OF YEARS 1997 AND 1996--NET INTEREST AND DIVIDEND INCOME
--------------------------------------------------------------------------------

     The following table sets forth comparisons of average interest earning assets and interest bearing liabilities, and interest income and interest expense expressed as a percentage of the related asset or liability. In order to reflect the economic impact of the Company's tax-exempt loans and investments in state and municipal securities and to present data on a comparative basis, the income from and yields on these loans and securities have been restated to a taxable-equivalent basis (using a 34.00% and 38.62% tax rate, respectively). The taxable-equivalent income adjustments for loans and leases are $386,000, $346,000, and $294,000 for the years ended December 31, 1997, 1996, and 1995, respectively. The taxable-equivalent income adjustments for investment securities are $624,000, $696,000, and $776,000 for the years ended December 31, 1997, 1996, and 1995, respectively. These adjustments, however, are for comparison purposes only and have no impact on reported net income.

                                                                           Years Ended December 31,
                                                           ----------------------------------------------
                                                                                   1997
                                                           ----------------------------------------------
                                                                                 Interest
                                                              Average            Income/        Yield/
                                                              Balance            Expense         Rate
                                                           ------------        ----------     -----------
                                                                          (Dollars in thousands)
Assets
Interest and dividend
  earning assets:
    Loan and leases (1)                                     $ 1,814,156         $ 154,730           8.53%
    Tax-exempt loans and leases (2)                              10,984             1,136          10.34
    Taxable securities (3)                                      594,193            40,787           6.86
    Tax-exempt securities (4)                                    21,791             1,615           7.41
    Other                                                        49,608             2,281           4.60
                                                           -------------       -----------
Total interest earning assets                                 2,490,732           200,549           8.05
Noninterest earning assets                                      194,390        -----------
                                                           -------------

    Total                                                   $ 2,685,122
                                                           =============

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
  Savings deposits                                          $   668,218            15,758           2.36
  Time deposits                                                 984,071            55,251           5.61
  Advances from FHLBB                                           374,620            21,915           5.85
  Other borrowed funds                                          163,554             8,328           5.09
                                                           -------------       -----------
Total interest bearing liabilities                            2,190,463           101,252           4.62
                                                                               -----------

Noninterest bearing liabilities:
  Demand deposits                                               214,661
  Other                                                          31,740
Shareholders' equity                                            248,258
                                                           -------------

  Total                                                     $ 2,685,122
                                                           =============

Net interest and dividend income                                                 $ 99,297
                                                                                ==========

Interest rate spread                                                                                3.43%
Net interest margin                                                                                 3.99%


                                                                        Years Ended December 31,
                                                           ----------------------------------------------
                                                                                    1996
                                                           ----------------------------------------------
                                                                                  Interest
                                                               Average            Income/          Yield/
                                                               Balance            Expense           Rate
                                                           --------------       -----------       -------
                                                                          (Dollars in thousands)
Assets
Interest and dividend
  earning assets:
    Loan and leases (1)                                      $ 1,458,970         $ 127,860           8.76%
    Tax-exempt loans and leases (2)                                8,925             1,019          11.42
    Taxable securities (3)                                       535,450            34,736           6.49
    Tax-exempt securities (4)                                     30,228             1,802           5.96
    Other                                                         76,468             3,930           5.14
                                                            -------------       -----------
Total interest earning assets                                  2,110,041           169,347           8.02
                                                                                -----------
Noninterest earning assets                                       156,998
                                                            -------------

    Total                                                    $ 2,267,039
                                                            =============

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
  Savings deposits                                             $ 684,801            16,323           2.38
  Time deposits                                                  849,926            47,311           5.57
  Advances from FHLBB                                            197,312            11,196           5.67
  Other borrowed funds                                            99,863             4,753           4.76
                                                            -------------       -----------
Total interest bearing liabilities                             1,831,902            79,583           4.34
                                                                                -----------

Noninterest bearing liabilities:
  Demand deposits                                                176,423
  Other                                                           23,952
Shareholders' equity                                             234,762
                                                            -------------

  Total                                                      $ 2,267,039
                                                            =============

Net interest and dividend income                                                  $ 89,764
                                                                                ===========

Interest rate spread                                                                                 3.68%
Net interest margin                                                                                  4.25%



                                                                    Years Ended December 31,
                                                         --------------------------------------------
                                                                               1995
                                                         --------------------------------------------
                                                                            Interest
                                                            Average         Income/        Yield/
                                                            Balance         Expense         Rate
                                                         ------------     -----------     -----------
                                                                    (Dollars in thousands)
Assets
Interest and dividend
  earning assets:
    Loan and leases (1)                                   $ 1,246,880      $ 109,030           8.74%
    Tax-exempt loans and leases (2)                             7,332            865          11.80
    Taxable securities (3)                                    550,217         34,761           6.32
    Tax-exempt securities (4)                                  29,523          2,009           6.80
    Other                                                      56,383          3,213           5.70
                                                         -------------    -----------
Total interest earning assets                               1,890,335        149,878           7.92
                                                                          -----------
Noninterest earning assets                                    128,395
                                                         ------------

    Total                                                 $ 2,018,730
                                                         =============

Liabilities and Shareholders' Equity

Interest-bearing liabilities:
  Savings deposits                                        $   715,508         18,337           2.56
  Time deposits                                               741,772         39,337           5.30
  Advances from FHLBB                                         122,247          7,441           6.09
  Other borrowed funds                                         52,138          2,750           5.27
                                                         -------------    -----------
Total interest bearing liabilities                          1,631,665         67,865           4.16
                                                                          -----------

Noninterest bearing liabilities:
  Demand deposits                                             147,984
  Other                                                        19,454
Shareholders' equity                                          219,627
                                                         -------------

  Total                                                   $ 2,018,730
                                                         =============

Net interest and dividend income                                           $  82,013
                                                                          ===========

Interest rate spread                                                                           3.76%
Net interest margin                                                                            4.33%


(1) For the purpose of these computations, nonaccrual loans and mortgage loans held for sale are included in loans and leases.

(2)      Tax-exempt loans are included within loans and leases.

(3) Taxable securities include trading securities and investment securities.

(4)      Tax-exempt securities are included within investment securities.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
COMPARISON OF YEARS 1997 AND 1996--NET INTEREST AND DIVIDEND INCOME
--------------------------------------------------------------------------------

     The following table presents changes in interest and dividend income, interest expense, and net interest and dividend income which are attributable to changes in the average amounts of interest earning assets and interest bearing liabilities and/or changes in rates earned or paid thereon. The net changes attributable to both volume and rate have been allocated proportionately.

                                                         1997 vs 1996                                   1996 vs 1995
                                         ------------------------------------------     -----------------------------------------
                                                  Increase (Decrease) Due to                     Increase (Decrease) Due to
                                         ------------------------------------------     -----------------------------------------
                                           Volume            Rate            Net          Volume           Rate           Net
                                         ----------       ----------     ----------     ----------      ----------     ----------
                                                                               (In thousands)
Interest and dividends earned on:
    Loans and leases                      $ 30,312         $ (3,442)      $ 26,870       $ 18,580        $    250       $ 18,830
    Tax-exempt loans and leases                219             (102)           117            183             (29)           154
    Taxable securities                       3,951            2,100          6,051           (941)            916            (25)
    Tax-exempt securities                     (563)             376           (187)            44            (251)          (207)
    Other                                   (1,269)            (380)        (1,649)         1,057            (340)           717
                                         ----------       ----------     ----------     ----------      ----------     ----------
        Total interest and
            dividend income                 32,650           (1,448)        31,202         18,923             546         19,469
                                         ----------       ----------     ----------     ----------      ----------     ----------

Interest paid on:
    Savings deposits                          (420)            (145)          (565)          (764)         (1,250)        (2,014)
    Time deposits                            7,594              346          7,940          5,909           2,065          7,974
    FHLBB advances                          10,353              366         10,719          4,299            (544)         3,755
    Other borrowings                         3,223              352          3,575          2,292            (289)         2,003
                                         ----------       ----------     ----------     ----------      ----------     ----------

        Total interest expense              20,750              919         21,669         11,736             (18)        11,718
                                         ----------       ----------     ----------     ----------      ----------     ----------

        Change in net interest
            and dividend income           $ 11,900         $ (2,367)      $  9,533       $  7,187        $    564        $ 7,751
                                         ==========       ==========     ==========     ==========      ==========     ==========


--------------------------------------------------------------------------------
PROVISION FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------

     The allowance for loan and lease losses is maintained primarily through charges to earnings. Loan and lease losses realized, and recoveries received, are charged or credited directly to the allowance. The Company's management determines the level of the allowance for loan and lease losses based upon a review of the Company's loan and lease portfolio. This review identifies specific problem loans and leases requiring allocations of the allowance and also estimates an allocation for potential loans and leases based on current economic conditions and historical experience.

     The provision for loan and lease losses in 1997 was $4,548,000, compared to $4,285,000 in 1996. Total net charge-offs amounted to $2,982,000 for 1997, compared to $3,796,000 for 1996. The higher net charge-offs in 1996 as compared to 1997 were primarily attributable to the resolution of certain long-term problem loan relationships during 1996.

     At December 31, 1997, nonaccrual loans stood at $13,987,000, or .69% of total loans and leases, compared to $10,783,000, or .68% of total loans and leases, as of December 31, 1996. The allowance for loan and lease losses as a percentage of nonaccrual loans as of December 31, 1997 and December 31, 1996 amounted to 156.56% and 188.56%, respectively.

      The 1997 coverage of allowance for loan losses to nonaccrual loans ratio returned to that of the 1995 level. The decrease in this coverage ratio from 1996 to 1997 is primarily due to two factors. First, there were two large commercial loan relationships put on nonaccrual status during 1997 totaling over $2 million representing the majority of the increase in nonperforming loans suggesting there is not an overall declining trend in asset quality. These loans are collateralized and no significant losses are anticipated. Secondly, most of the remaining increase in nonperforming loans appeared in the residential loan portfolio. Real estate prices have steadily increased over the past year in the Company's primary market areas providing additional protection for losses in the event of foreclosure proceedings.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PROVISION FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------

     The increase of $263,000 in the 1997 provision for loan and lease losses over 1996 was due to the continued growth in the loan and lease portfolio.

--------------------------------------------------------------------------------
OTHER INCOME
--------------------------------------------------------------------------------

     Other income totaled $25,542,000 for 1997, up $3,280,000, or 15%, when compared to $22,262,000 for 1996. Excluding the pension settlement gain of $877,000 recognized in 1996, year-over-year increases in non-interest income totaled $4,157,000, or 19%. Although service charges on deposit accounts and trust fees were up 3% and 28%, respectively, the significant increases came in the areas of mortgage banking services and income earned on an investment in bank-owned life insurance.

     Income generated from leasing activities totaled $1,663,000 in 1997, down $824,000, or 33%, from 1996 levels. The decrease is the result of a reduction in the amortization of deferred credits relating to leasehold residuals as well as the reduced number of securitization transactions executed by CFX Funding during 1997 as compared to 1996. As previously discussed, the Company discontinued the operations of CFX Funding with respect to its securitization business during 1997. CFX Funding earned fee income from assimilating securitizations and structured lease sales as well as received fees from servicing the lease portfolios for investors. Both of these revenue sources were diminished in 1997 as a result of discontinuing this line of business and future revenues in the area are expected to be negligible. The reduction of this fee income is not expected to have a material impact on the financial position of the Company in future periods.

     Mortgage banking income includes servicing fees as well as net gains on sales of loans and servicing rights. Net gains on sales of loans totaled $3,252,000 in 1997 compared to $2,250,000 in 1996, a 45% increase. This is primarily due to the higher level of mortgage production in 1997 compared to 1996, resulting from a more favorable interest rate environment as well as an expanded correspondent network. Loans sold in 1997 totaled $255,620,000 as compared to $146,894,000 in 1996. Total loan servicing fees in 1997 were down $61,000, or 2% compared with 1996, as a result of the high level of refinancing activity and the accelerated amortization of related mortgage servicing rights, and a sale of servicing rights in 1997. Loans serviced for others amounted to $1.4 billion and $1.1 billion at December 31, 1997 and 1996, respectively.

     During 1996, the pension settlement gain of $877,000 resulted when the Company terminated certain pension plans and transferred the plans' assets and liabilities to a multi-employer benefit plan. See Note N - "Employee Benefit Plans" of the Notes to Consolidated Financial Statements for more detail on this transaction.

     During 1997 the Company earned $2,251,000 of income from the Company's investment in bank-owned life insurance (BOLI), an increase of $1,276,000 from 1996. As of December 31, 1997, the Company has $60 million invested in bank-owned life insurance to help finance the cost of certain employee benefit plan expenses. The BOLI investment is accomplished through the purchase of life insurance on the lives of certain employees through several insurance companies with a Standard & Poors rating of AA+ or better. The Company, not the employee or family, is the beneficiary of the insurance policies. The first source of income is from the growth of the cash value of the policy. The cash value increases each year as interest (rate is guaranteed each year and changes annually to reflect market rates) is added by the insurance company. The second source of income comes from the insurance proceeds paid to the bank upon the death of an employee. The payment of the insurance proceeds and the earnings from the cash value are income tax free (unless the policy is surrendered).

--------------------------------------------------------------------------------
OTHER EXPENSE
--------------------------------------------------------------------------------

     Non-interest expenses for 1997 totaled $92,550,000, compared to $71,270,000 for 1996. During 1997, the Company incurred $11,031,000 in merger-related costs associated with the acquisition of Portsmouth and Community, and $7,206,000 in charges related to CFX Funding. Included in the 1996 totals are merger-related charges incurred with the acquisitions of Safety Fund and Milford for $4,522,000 and a one-time SAIF special assessment of $691,000. Excluding these charges, total non-interest expenses would be $74,313,000 and $66,057,000 for 1997 and 1996, respectively, an increase of $8,256,000, or 12% over 1996 totals.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
OTHER EXPENSE
--------------------------------------------------------------------------------

     Salaries and employee benefits increased 14% in 1997 due to increases in wage rates and incentive compensation resulting from increased profitability (excluding merger - related charges and other adjustments), additional hires to staff new initiatives, and a full year of salary expense for new branches opened in 1996, partially offset by employee reductions resulting from efficiencies gained from the mergers. The increase in occupancy and equipment expenses resulted from the opening of an operations center in 1997, new branches, and the enhancement of data processing equipment to meet customer needs in several of the Company's subsidiary banks. Professional fees are down 9% from the prior year as a result of the mergers and the elimination of certain services required as separate institutions.

      In the fourth quarter of 1997, the Company made the decision to discontinue the operations of CFX Funding and to resolve a dispute between CFX Funding and a credit insurer regarding the origination and servicing by CFX Funding of certain equipment leases held in four securitized lease pools. In association with the aforementioned decision, the Company recorded a charge to earnings of $7.2 million. This charge consisted of charges of approximately $1.9 million relating to the discontinuance of the leasing operation, $2.5 million to settle the dispute with the credit insurer, and the establishment of a $2.8 million reserve for future losses relating to the four securitized lease pools. As part of the resolution of its dispute with the credit insurer, the Company has agreed to reimburse the credit insurer for payments made to investors in the four securitized lease pools on claims made after December 18, 1997, and the Company is entitled to all recoveries on defaulted leases held in such pools after such date. The $2.8 million reserve is an estimate based on historical and projected performance of the leases. Although management believes that the reserve is sufficient to cover estimated future losses, there can be no assurances that actual losses will not be greater than expected. The reserve for credit losses is included in other liabilities in the consolidated balance sheet. At December 31, 1997, lease balances aggregating $19.2 million were held in the four securitized base pools.

   In conjunction with the acquisitions of Portsmouth and Community in 1997 and Safety Fund and Milford in 1996, the Company incurred charges of $11,031,000 and $4,522,000, respectively. These charges were comprised of the following:

                                        Year Ended December 31,
                                   -----------------------------
                                      1997                1996
                                   ----------          ---------
                                           (In thousands)
Personnel                           $  3,205            $ 1,440
Data processing                        2,464                118
Facilities                                 -                157
Other                                  5,362              2,807
                                   ----------          ---------

                                    $ 11,031            $ 4,522
                                   ==========          =========



     Personnel charges relate primarily to the costs of employee severance and employment outplacement assistance. Data processing costs consist of consultant costs for systems conversion and write-offs due to duplication of computer hardware, software, and certain telecommunications equipment. Facilities charges are the result of the consolidation of certain back-office operations and consist of write-downs of properties owned.
   Other merger expenses include investment banking fees, legal and accounting fees, due diligence costs, proxy registration/filing fees and mailing costs. All costs were charged to earnings during the respective year, although not all cash had been paid out for such expenses. The following table presents a summary of activity with respect to the merger accruals, included in other liabilities in the consolidated balance sheets, for each acquisition:

                                                  Year Ended December 31, 1997
                                            ----------------------------------------
                                             Portsmouth/               Safety Fund/
                                              Community                   Milford
                                            ------------              --------------
                                                         (In thousands)
Balance at beginning of year                    $     -                   $ 1,040
Provision charged to earnings                    11,031                         -
Cash outlays                                     (7,670)                     (489)
Noncash write-downs                                   -                      (157)
                                               ---------                 ---------
Balance at end of year                          $ 3,361                   $   394
                                               =========                 =========

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
INCOME TAXES
--------------------------------------------------------------------------------

     In 1997, the Company recognized income tax expense of $7,797,000, an effective tax rate of 29.2%, compared to $11,876,000 and an effective tax rate of 33.5% for 1996. The lower tax rate for 1997 is primarily due to higher tax credits pertaining to low income housing projects, the establishment of a Real Estate Investment Trust (REIT), which effectively reduces Massachusetts income taxes, and the non-taxable increase in cash surrender value of bank-owned life insurance. These benefits were partially offset in 1997 by non-deductible merger expenses.

--------------------------------------------------------------------------------
COMPARISON OF YEARS 1996 AND 1995
--------------------------------------------------------------------------------

     CFX Corporation reported 1996 earnings of $23,553,000, or $1.01 ($.99 diluted) per share, compared to earnings of $21,465,000, or $.93 ($.89 diluted) per share, for the prior year. Return on assets and return on equity were 1.04% and 10.03%, respectively, for 1996 compared to 1.06% and 9.77%, respectively, for 1995. Excluding charges for mergers, earnings and earnings per share were $27,275,000 and $1.17 per share, respectively, in 1996 representing an increase of $5,810,000, or 27% over prior year earnings. Return on assets and return on equity in 1996 were 1.20% and 11.62%, respectively, excluding merger charges. During 1996, the Company incurred charges associated with the mergers of Safety Fund and Milford totaling $3,722,000 (after tax).

--------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME
--------------------------------------------------------------------------------

      Taxable-equivalent net interest and dividend income was $89,764,000 in 1996, up 9.5% from $82,013,000 in 1995. The interest rate spread and net interest margin were 3.68% and 4.25%, respectively, for 1996 compared to 3.76% and 4.33%, respectively, for 1995. The decrease of 8 basis points in the interest rate spread was principally due to the rise in the cost of the funding sources outpacing the increase in yield on earning assets. The decrease of 8 basis points in the net interest margin was primarily the result of the increase in the cost of funds, despite the increase in average interest earning assets in 1996 over 1995 of $219,706,000.

--------------------------------------------------------------------------------
PROVISION FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------

     The provision for loan and lease losses in 1996 was $4,285,000, compared to $3,814,000 in 1995. The increase of $471,000 was due to the increase in net charge-offs in 1996 as well as the continued growth in the loan and lease portfolio. Total net charge-offs amounted to $3,796,000 for 1996, compared to $3,054,000 for 1995. The increase in net charge offs in 1996 as compared to 1995 was primarily attributable to the higher volume of loans in the residential loan portfolio as well as the resolution of certain long-term problem loan relationships.

     At December 31, 1996, nonaccrual loans stood at $10,783,000, or .68% of total loans and leases, compared to $12,301,000, or .92% of total loans and leases, as of December 31, 1995. The allowance for loan and lease losses as a percentage of nonaccrual loans as of December 31, 1996 and 1995 amounted to 188.56% and 161.31%, respectively.

--------------------------------------------------------------------------------
OTHER INCOME
--------------------------------------------------------------------------------

     Other income totaled $22,262,000 for 1996, up $4,524,000, or 26%, when compared to $17,738,000 for 1995. Excluding the pension settlement gain of $877,000 recognized in 1996, year-over-year increases in non-interest income totaled $3,647,000, or 21%. Although service charges on deposit accounts and trust fees were up 11% and 5%, respectively, the significant increases came in the areas of mortgage banking services, leasing activities and income earned on an investment in bank-owned life insurance.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

     Net gains on sales of loans totaled $2,250,000 in 1996 compared to $1,149,000 in 1995, a 96% increase in income. This is primarily due to the higher level of mortgage production in 1996 compared to 1995 resulting from a more favorable interest rate environment as well as a larger correspondent network. Total net loan servicing fees in 1996 were up $218,000 or 10% compared with 1995 totals despite higher amortization of mortgage servicing rights resulting from a high level of refinancing activity. Income generated from leasing activities totaled $2,487,000 in 1996, up $520,000, or 26%, from 1995 levels. The increase is due to more lease securitizations in 1996 than in 1995, and an increase in servicing income as a result of a larger servicing base. The pension settlement gain of $877,000 resulted when the Company terminated certain pension plans and transferred the plans' assets and liabilities to a multi-employer benefit plan. See Note N - "Employee Benefit Plans" of the Notes to Consolidated Financial Statements for more detail on this transaction. Also, included in other non-interest income is $975,000 of income resulting from the Company's investment in BOLI.

--------------------------------------------------------------------------------
OTHER EXPENSE
--------------------------------------------------------------------------------

     Other expenses for 1996 totaled $71,270,000, compared to $63,251,000 for 1995. Included in the 1996 totals are merger-related charges incurred with the acquisitions of Safety Fund and Milford for $4,522,000 and a one-time SAIF special assessment of $691,000. Excluding these charges, total non-interest expenses would be $66,057,000, an increase of $2,806,000, or 4% over 1995 totals.

     Salaries and employee benefits increased 7% in 1996 due to increases in wage rates and incentive compensation resulting from increased profitability, additional hires to staff new initiatives, and a full year of salary expense for new branches opened in 1995, partially offset by employee reductions resulting from efficiencies gained from the mergers. The increase in occupancy and equipment expenses resulted from the opening of new branches in 1995 and the enhancement of data processing equipment to meet customer needs in several of the Company's subsidiary banks.
   Similarly, professional fees are down 4% from the prior year as a result of the mergers and the elimination of certain services required as separate institutions.

     The insurance premiums assessed by the Federal Deposit Insurance Corporation (FDIC) were $383,000 in 1996, down $2,060,000 from $2,443,000 in
   1995. Effective June 1, 1995, the FDIC's Bank Insurance Fund was adequately reserved allowing the FDIC to charge significantly lower premiums for future periods. The reduction of expense in 1996 reflects the benefit of the lower premiums for an entire year.

     In 1996, Congress passed a bill which required savings institutions (i.e., Milford) which have deposits insured by the FDIC-Savings Association Insurance Fund (SAIF) be charged a special assessment in order to capitalize the insurance fund. This assessment totaled $691,000 and was paid to the SAIF during the fourth quarter of 1996.

--------------------------------------------------------------------------------
INCOME TAXES
--------------------------------------------------------------------------------

     In 1996, the Company recognized income tax expense of $11,876,000, an effective tax rate of 33.5%, compared to $10,062,000 and an effective tax rate of 31.8% for 1995. The higher tax rate for 1996 is primarily due to nondeductible merger-related expenses, partially offset by income earned from the bank-owned life insurance investment which is exempt from income taxes, higher tax credits pertaining to low income housing projects, and the reversal of a valuation allowance established by Safety Fund for net operating loss carryforwards at one of their subsidiaries as a result of current and projected profits from that subsidiary.

--------------------------------------------------------------------------------
CAPITAL RESOURCES
--------------------------------------------------------------------------------

      Total shareholders' equity at December 31, 1997 was $245,717,000, compared to $239,837,000 a year earlier. The increase is primarily due to the issuance of additional common shares through exercise of stock options and an increase in the net unrealized gains on securities available for sale. The Consolidated Statements of Shareholders' Equity provide details of changes in equity since December 31, 1994.

     The Company's capital position is an indication of financial performance and stability and provides protection against loss to depositors and creditors. The Company's objective is to maintain an optimum level of capital to provide maximum shareholder return while serving the needs of the depositor and creditor.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      Federal regulation requires the Company to maintain minimum capital standards. Tier 1 capital is composed primarily of common stock and retained earnings less certain intangibles. The minimum requirements include a 3% Tier 1 leverage capital ratio for the most highly-rated institutions; all other institutions are required to meet a minimum leverage ratio that is at least 1% to 2% above the 3% minimum. In addition, the Company is required to satisfy certain capital adequacy guidelines relating to the risk nature of an institution's assets. These guidelines, established by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC), are applicable to bank holding companies and state chartered non-member banks, respectively. Under the "risk-based" capital rules, banks and bank holding companies are required to have a level of Tier 1 capital equal to 4% of total risk-weighted assets, as defined. Banks and bank holding companies are also required to have total capital composed of Tier 1 plus "supplemental" or Tier 2 capital, the latter being composed primarily of the allowances for loan and lease losses, equal to 8% of total risk-weighted assets.

      As of December 31, 1997, the Company's combined Tier 1 leverage capital ratio was 8.3%. In addition, the Company's combined Tier 1 risk-based capital ratio and total risk-based capital ratio were 13.0% and 14.3%, respectively. In an effort to optimize the capital level, the Company has leveraged its balance sheet by originating and purchasing loans and leases and funding these assets with deposits and borrowed funds. The combined Tier 1 leverage capital ratio of 8.3% is substantially above the minimum level of 6% to be considered well capitalized by the regulatory agencies.

--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------

      The goal of asset/liability management is the prudent control of market risk, liquidity, and capital. Asset/liability management is governed by policies reviewed and approved annually by the Company's Board of Directors (the "Board"). The Board delegates responsibility for asset/liability management to the Company's Asset/Liability Management Committee ("ALCO"). ALCO sets strategic directives that guide the day-to-day asset/liability management activities of the Company. ALCO also reviews and approves all major market risk, liquidity, and capital management programs.

--------------------------------------------------------------------------------
MARKET RISK
--------------------------------------------------------------------------------

      Market risk is the sensitivity of income to variations in interest rates and other market-driven rates or prices. The Company is exposed to market risk in both its trading and non-trading portfolios. Trading portfolios are used minimally at the Company and were zero at year-end 1997. Non-trading market risk is discussed below.

Non-trading Market Risk

      The Company's earnings from non-trading operations are not directly or materially impacted by movements in foreign currency rates or commodity prices. Movements in equity prices may have an indirect but modest impact on earnings by affecting the volume of activity or the amount of fees from investment-related businesses.

      Interest-rate risk, including mortgage prepayment risk, is by far the most significant non-trading market risk to which the Company is exposed. Interest-rate risk is the sensitivity of income to variations in interest rates. This risk arises directly from the Company's core banking activities
   - lending, deposit gathering, and loan servicing.

      The primary goal of interest-rate risk management is to control the Company's exposure to interest-rate risk within limits approved by the Board. These limits and guidelines reflect the Company's tolerance for interest-rate risk over both short-term and long-term time horizons.

      The Company controls interest-rate risk by identifying, quantifying and hedging its exposures. The Company identifies and quantifies its interest-rate exposures using simulation and valuation models, as well as gap analyses, reflecting the known or assumed maturity, repricing and other cash flow characteristics of the Company's assets and liabilities.

      The Company manages the interest-rate risk inherent in its core banking operations using both on-balance sheet instruments, mainly fixed-rate portfolio securities, borrowed fund maturities, and a variety of off-balance sheet instruments. The most frequently used off-balance sheet instruments are interest-rate swaps and options. When appropriate, forward-rate agreements, options on swaps, and exchange-traded futures and options are also used.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      The major source of the Company's non-trading interest-rate risk is the difference in the repricing characteristics of the Company's core banking assets and liabilities - loans and deposits. This difference or mismatch is a risk to net interest income.

      Most significantly, the Company's core banking assets and liabilities are mismatched with respect to repricing frequency and/or maturity. Most of the Company's commercial loans, for example, reprice rapidly in response to changes in short-term interest rates (e.g., London Interbank Offered Rate (LIBOR) and Prime). In contrast, many of its consumer deposits reprice slowly, if at all, in response to changes in market interest rates.

      Additionally, the Company's core banking assets and liabilities are mismatched with respect to the repricing index. For example, many of the Company's commercial and consumer loans reprice in response to changes in the Prime rate, while few, if any, deposits reprice as Prime changes. As a result, the core bank is exposed to spread or "basis" risk.

      In managing net interest income, the Company uses fixed-rate portfolio securities, mortgage loans and interest-rate swaps to offset the general asset-sensitivity of the core bank. At December 31, 1997, interest-rate swaps totaling $20.0 million (notional amount) were being used to manage risk to net interest income.

--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------

      A second major source of the Company's non-trading interest-rate risk is the sensitivity of its mortgage loans and mortgage servicing rights (MSRs) to prepayments. The mortgage borrower has the option to prepay the mortgage loan at any time without penalty. When mortgage interest rates decline, borrowers have a greater incentive to prepay mortgage loans through a refinancing; when mortgage interest rates rise, this incentive is reduced or eliminated. Since MSRs represent the right to service mortgage loans, a decline in interest rates and an actual (or probable) increase in mortgage prepayments shorten the expected life of the MSR asset and reduce its economic value. Correspondingly, an increase in interest rates and an actual (or probable) decline in mortgage prepayments lengthen the expected life of the MSR asset and enhance its economic value. The expected income from and, therefore, economic value of MSRs is sensitive to movements in interest rates due to this sensitivity to mortgage prepayments.

      To mitigate the risk of declining long-term interest rates, higher-than-expected mortgage prepayments, and the potential impairment of the MSRs, the Company uses a conservative valuation methodology (which reduces the risk of impairment) and a variety of risk management instruments. There can be no assurances, however, that such measures will be effective.

      Complicating management's efforts to control non-trading exposure to interest-rate risk is the fundamental uncertainty of the maturity, repricing, and/or runoff characteristics of some of the Company's core banking assets and liabilities. This uncertainty often reflects optional features contained in these financial instruments. The most important optional features are contained in consumer deposits and loans.

      For example, many of the Company's interest-bearing retail deposit products (e.g., interest checking, savings and money market deposits) have no contractual maturity. Customers have the right to withdraw funds from these deposit accounts freely. Deposit balances may therefore run off unexpectedly due to changes in competitive or market conditions. To forestall such runoff, rates on interest-bearing deposits may have to be increased more (or reduced less) than expected. Such repricing may not be highly correlated with the repricing of variable rate loans. Finally, balances that are lost may have to be replaced with other more expensive retail or wholesale funding. Given the uncertainties surrounding deposit runoff and repricing, the interest-rate sensitivity of core bank liabilities cannot be determined precisely.

      Similarly, customers have the right to prepay loans, particularly residential mortgage loans, without penalty. As a result, the Company's mortgage-based assets (including mortgage loans and securities as well as mortgage servicing rights) are subject to prepayment risk. This risk tends to increase when interest rates fall due to the benefits of refinancing. Since the future prepayment behavior of the Bank's customers is uncertain, the interest-rate sensitivity of mortgage assets cannot be determined exactly.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

      To cope with such uncertainties, management gives careful attention to its assumptions. Depending on the product or behavior in question, each assumption will reflect some combination of market data, research analysis, and business judgment. For example, assumptions for mortgage prepayments are derived from published dealer median prepayment estimates for comparable mortgage loans, adjusted for factors specific to the Company's portfolio, such as geography and credit quality. Assumptions for noncontractual deposits are based on a historical analysis of repricing and runoff trends heavily weighted to the recent past, modified by business judgment concerning prospective competitive market influences.

      To measure the sensitivity of its income to changes in interest rates, the Company use a variety of methods, including simulation, gap, and valuation analyses.

      Simulation analysis involves dynamically modeling interest income and expense from the Company's balance sheet and off-balance-sheet positions over a specified time period under various interest-rate scenarios and balance sheet structures. The Company uses simulation analysis to measure the sensitivity of net interest income and net income over relatively short (i.e., 1-2 year) time horizons.

--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------

      Key assumptions in these simulation analyses (and in the gap and valuation analyses discussed below) relate to the behavior of interest rates and spread, the growth or shrinkage of product balances and the behavior of the Bank's deposit and loan customers. As indicated above, the most material assumptions relate to the prepayment of mortgage assets as well as the repricing and/or runoff of noncontractual deposits.

      As the future path of interest rates cannot be known in advance, management uses simulation analysis to project earnings under various interest-rate scenarios. Some scenarios are deliberately extreme, including immediate interest-rate "shocks", and yield curve "twists".

      Usually, each analysis incorporates what management believes to be the most appropriate assumptions about customer and competitor behavior in the specified interest-rate scenario. But in some analyses, assumptions are deliberately manipulated to test the Company's exposure to "assumption risk."

      The Company's Board limits on interest-rate risk specify that if interest rates were to shift immediately up or down 200 basis points, estimated net income for the subsequent 12 months should decline by less than 12%. The Company was in compliance with this limit at December 31, 1997. The following table reflects the estimated exposure of the Company's net income for the next 12 months, assuming an immediate shift in interest rates.

                                             Estimated
                                            Exposure to
              Rate Change                    Net Income
            (Basis Points)             (Dollars in Millions)
                 +200                        $ 0.8
                 -200                         (3.1)



      The results are dependent on material assumptions such as those discussed above. There can be no assurances that any particular result will occur.

      Management believes that the exposure of the Company's net interest income to gradual and/or modest changes in interest rates is relatively small. As indicated by the results of the simulation analyses, however, a sharp decline in interest rates will tend to reduce net income, but by amounts that are within corporate limits. This exposure is primarily related to two major risk factors discussed earlier - the anticipated slow repricing of noncontractual deposits and the assumed rapid prepayment of mortgage loans and securities.

      Gap analysis provides a static view of the maturity and repricing characteristics of the on- and off-balance sheet positions. The interest-rate gap is prepared by scheduling all assets, liabilities and off-balance sheet positions according to scheduled or anticipated repricing or maturity. Interest-rate gap analysis can be viewed as a complement to simulation analysis.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------

      The following table summarizes the timing of the Company's anticipated maturities or repricing of interest earning assets and interest bearing liabilities as of December 31, 1997. This table has been generated using certain assumptions which the Company believes fairly represent repricing volumes in a dynamic interest rate environment. Specifically, contractual maturities are used on all time deposits and investments other than asset-backed securities. For asset-backed securities and loans, contractual maturities, repricing and prepayment assumptions are used. The prepayment assumptions are based on current experience and industry statistics. The stratification of savings deposits (including NOW, savings, and money market accounts) is based on management's philosophy of repricing core deposits in reaction to changes in the interest rate environment. Repricing frequencies will vary at different points in the interest cycle and as supply and demand for credit change. Derivative financial instruments are reflected in the gap table. For further discussion on strategies for derivatives, see Note R
   - "Derivative Financial Instruments" in the Notes to Consolidated Financial Statements.

                                                                               December 31, 1997
                                               ---------------------------------------------------------------------------------
                                                   0-3          4-12            1-5         5-10        Over 10
                                                  Months       Months          Years        Years        Years          Total
                                               ----------    -----------     ----------   ----------  -----------    -----------
                                                                                 (In thousands)
Interest bearing assets:
  Interest bearing deposits
    with other banks                           $      35      $       -     $        -    $       -    $       -     $       35
  Investment securities                          188,770         44,695        178,029       84,143       67,097        562,734
  Loans and leases                               399,894        584,639        858,645      181,986       47,429      2,072,593
                                               ----------    -----------    -----------   ----------  -----------    -----------
Total interest earning
  assets                                         588,699        629,334      1,036,674      266,129      114,526      2,635,362
                                               ----------    -----------    -----------   ----------  -----------    -----------
Interest bearing liabilities:
  Savings and time deposits                      268,129        583,464        599,596      198,096       65,203      1,714,488
  Advances from Federal
    Home Loan Bank of Boston                      93,030        153,892        204,443        1,127        1,263        453,755
  Other borrowed funds                           139,140         59,470              -            -            -        198,610
                                               ----------    -----------    -----------   ----------  -----------    -----------
Total interest bearing liabilities               500,299        796,826        804,039      199,223       66,466      2,366,853
                                               ----------    -----------    -----------   ----------  -----------    -----------
Periodic gap                                   $  88,400      $(167,492)    $  232,635    $  66,906    $  48,060     $  268,509
                                               ==========    ===========    ===========   ==========  ===========    ===========
Cumulative gap                                 $  88,400      $ (79,092)    $  153,543    $ 220,449    $ 268,509     $  268,509
                                               ==========    ===========    ===========   ==========  ===========    ===========


      The ability to assess interest rate risk using gap analysis is limited. Gap analysis does not capture the impact of cash flow or balance sheet mix changes over a forecasted future period and it does not measure the amount of price change expected to occur in the various asset and liability categories. Thus, management does not use gap analysis exclusively in its assessment of interest rate risk. The Company's interest rate risk exposure is also measured by the forecasted net income and discounted cash flow market value sensitivities referred to above.

      Valuation analysis involves projecting future cash flows from the Company's assets, liabilities and off-balance sheet positions over a very long-term horizon, discounting those cash flows at appropriate interest rates, and then summing the discounted cash flows. The Company's "economic value of equity" (EVE) is the estimated net present value of the discounted cash flows. The interest sensitivity of EVE is a measure of the sensitivity of long-term earnings to changes in interest rates. The Company uses valuation analysis (specifically, the sensitivity of EVE) to measure the exposure of earnings and equity to changes in interest rates over a relatively long (i.e, greater than 2-year) time horizon. Valuation analysis provides a more comprehensive measure of the Company's exposure to the interest-rate risk than simulation analysis.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------------------

      The Company's Board limits on interest-rate risk specify that if interest rates were to shift immediately up or down 200 basis points, the estimated economic value of equity should decline by less than 25%. The Company was in compliance with this limit at December 31, 1997. The following table reflects the Company's estimated exposure to economic value assuming an immediate shift in interest rates. Exposures are reported for shifts of +/- 100 basis points as well as +/- 200 basis points because the sensitivity of EVE to changes in interest rates can be nonlinear:

                                                  Estimated
                                                  Change in
                     Rate Change                 Economic Value
                   (Basis Points)             (Dollars in Millions)
                        +200                       $ (14)
                        -100                          (5)
                        -100                          (2)
                        -200                          (8)


      It should be emphasized that valuation analysis focuses on the long-term economic value of the Company's future cash flows, but it does not reflect accounting rules. For some financial instruments, the adverse impact of current movements in interest rates on expected future cash flows must be recognized immediately. For example, if interest rates decline, thereby reducing estimated future fee income from MSRs such that the estimated economic value of the MSRs fall below book value, an immediate impairment charge is required. In contrast, for other financial instruments, such as fixed-rate investment securities, the beneficial impact of a decline in interest rates on future income is unrecognized unless the instruments are sold.

--------------------------------------------------------------------------------
LIQUIDITY RISK
--------------------------------------------------------------------------------

      Liquidity risk-management's objective is to assure the ability of the Company and its subsidiaries to meet their financial obligations. These obligations are the withdrawal of deposits on demand or at their contractual maturity. the repayment of borrowings as they mature, the ability to take advantage of new business opportunities. Liquidity is achieved by the maintenance of a strong base of core customer funds, maturing short-term assets, the ability to sell marketable securities or other assets, committed lines of credit and access to capital markets.

      At CFX Corporation, liquidity is measured in two ways. First, borrowing capacities are estimated. Policy guidelines require minimum levels of available liquidity, whether the source is asset sale or borrowing. Borrowing capacity estimates are augmented by regular communication between company management and primary borrowing sources, including the Federal Home Loan Bank of Boston, national market deposit brokers, and primary securities' dealers. Second, forecasts of liquidity utilization are reviewed monthly by ALCO. Trends toward lower liquidity levels can be observed and connective strategies developed, in advance of the actual occurrence of a policy violation.

--------------------------------------------------------------------------------
IMPACT OF INFLATION
--------------------------------------------------------------------------------

      The consolidated financial statements and related consolidated financial data herein have been presented in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Inflation can affect the Company in a number of ways, including increased operating costs and interest rate volatility. Management attempts to minimize the effects of inflation by maintaining an approximate match between interest rate sensitive assets and interest rate sensitive liabilities and, where practical, by adjusting service fees to reflect changing costs.

--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------------------------------------------------------

      See Note A - "Significant Accounting Policies - Recent Accounting Pronouncements," of the Notes to Consolidated Financial Statements for more detail.


--------------------------------------------------------------------------------
YEAR 2000
--------------------------------------------------------------------------------

      The Company is aware of the issues associated with the programming code in existing computer systems as the millennium (year 2000) approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Company is utilizing both internal and external resources to identify, correct or reprogram, and test the systems for the year 2000 compliance. A comprehensive Year 2000 compliance program has been written and if adhered to, will ensure that all major system applications will be Year 2000 compliant prior to January 1, 2000. To date, confirmations have been received from the Company's primary processing vendors that plans are being developed to address processing of transactions beginning in the Year 2000. Cost estimates have been made and are not deemed to be material in any one year for the Company. However, if primary processing vendors are not compliant with the Year 2000 coding requirements, there may be business interruptions which could have material adverse financial implications for the Company. As previously noted, the Company announced that it is being acquired with an expected closing in the second quarter of 1998. Several of the Year 2000 initiatives undertaken by the Company may not be compatible with the acquiring organization which has different primary processing systems.

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                     CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                                                                            December 31,
                                                                                                  -------------------------------
                                                                                                     1997                 1996
                                                                                                  ----------           ----------
                                                                                                           (In thousands)
ASSETS
Cash and due from banks                                                                         $    87,636          $    77,123
Federal funds sold and other overnight deposits                                                       7,000               53,983
                                                                                               -------------        -------------
          Cash and cash equivalents                                                                  94,636              131,106

Interest-bearing deposits with other banks                                                               35                  287
Securities available for sale                                                                       534,550              414,896
Securities held to maturity                                                                          28,184              104,682
Mortgage loans held for sale                                                                         37,737               16,967
Loans and leases                                                                                  2,034,856            1,594,399
  Less allowance for loan losses                                                                     21,898               20,332
                                                                                               -------------        -------------
          Net loans and leases                                                                    2,012,958            1,574,067
                                                                                               -------------        -------------

Premises and equipment                                                                               38,761               38,195
Mortgage servicing rights                                                                             8,894                7,644
Goodwill and deposit base intangibles                                                                 8,698                9,235
Foreclosed assets                                                                                     2,996                3,349
Bank-owned life insurance                                                                            63,226               30,975
Other assets                                                                                         43,092               37,854
                                                                                               -------------        -------------

          Total assets                                                                          $ 2,873,767          $ 2,369,257
                                                                                               =============        =============

LIABILITIES AND SHAREHOLDERS'  EQUITY
Deposits:
  Interest-bearing                                                                              $ 1,714,488          $ 1,557,562
  Noninterest bearing                                                                               227,508              193,579
                                                                                               -------------        -------------
          Total deposits                                                                          1,941,996            1,751,141
Advances from Federal Home Loan Bank of Boston                                                      453,755              246,593
Other borrowed funds                                                                                198,610              104,750
Other liabilities                                                                                    33,689               26,936
                                                                                               -------------        -------------
          Total liabilities                                                                       2,628,050            2,129,420
                                                                                               -------------        -------------

Shareholders' equity:
  Preferred stock, par value $1.00 per share - authorized 4,000,000 shares;
    no shares outstanding in 1997 or 1996                                                                 -                    -
  Common stock, par value $.66 2/3 per share - authorized 50,000,000 shares,
    issued 24,116,000 shares in 1997 and 23,504,000 shares in 1996                                   16,078               15,671
  Paid-in capital                                                                                   149,106              142,898
  Retained earnings                                                                                  79,080               81,198
  Net unrealized gains on securities available for sale, after tax effects                            2,240                  489
  Cost of common stock in treasury - 45,109 shares in 1997 and 28,055 shares in 1996                   (787)                (419)
                                                                                               -------------        -------------
       Total shareholders' equity                                                                   245,717              239,837
                                                                                               -------------        -------------

       Total liabilities and shareholders' equity                                               $ 2,873,767          $ 2,369,257
                                                                                               =============        =============





See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME               CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                                                            Years Ended December 31,
                                                                                ---------------------------------------------------
                                                                                   1997                1996                1995
                                                                                -----------         -----------         -----------
                                                                                        (In thousands, except per share data)
Interest and dividend income:
  Interest on loans and leases                                                   $ 155,480           $ 128,533           $ 109,601
  Interest on investment securities:
    Taxable                                                                         39,089              33,287              33,185
    Tax-exempt                                                                         991               1,106               1,233
                                                                                -----------         -----------         -----------
                                                                                    40,080              34,393              34,418
  Interest and dividends on trading securities                                           7                   -                   6
  Dividends on marketable equity securities                                          1,691               1,449               1,570
  Other                                                                              2,281               3,930               3,213
                                                                                -----------         -----------         -----------
         Total interest and dividend income                                        199,539             168,305             148,808
                                                                                -----------         -----------         -----------

Interest expense:
  Interest on deposits                                                              71,009              63,634              57,674
  Interest on borrowings:
    Short-term                                                                      20,604              11,971               7,251
    Long-term                                                                        9,639               3,978               2,940
                                                                                -----------         -----------         -----------
        Total interest expense                                                     101,252              79,583              67,865
                                                                                -----------         -----------         -----------

Net interest and dividend income                                                    98,287              88,722              80,943
Provision for loan and lease losses                                                  4,548               4,285               3,814
                                                                                -----------         -----------         -----------
Net interest and dividend income, after provision for loan and lease losses         93,739              84,437              77,129
                                                                                -----------         -----------         -----------

Other income:
  Service charges on deposit accounts                                                5,113               4,952               4,474
  Loan servicing fees                                                                2,405               2,466               2,248
  Net gain on trading securities                                                        87                 564               1,092
  Net gain on sale of investment securities                                          2,460               2,216               1,291
  Net gain on sale of loan servicing rights                                          1,339                   -                   -
  Net gain on sale of mortgage loans                                                 3,252               2,250               1,149
  Leasing activities                                                                 1,663               2,487               1,967
  Trust fees                                                                         3,015               2,351               2,246
  Pension settlement gain                                                                -                 877                   -
  Bank-owned life insurance                                                          2,251                 975                   -
  Other                                                                              3,957               3,124               3,271
                                                                                -----------         -----------         -----------
         Total other income                                                         25,542              22,262              17,738
                                                                                -----------         -----------         -----------

Other expense:
    Salaries and employee benefits                                                  38,730              34,076              31,941
    Occupancy and equipment                                                         12,127              10,306               9,118
    Professional fees                                                                2,761               3,030               3,146
    Advertising and marketing                                                        2,322               2,366               1,972
    Operation of foreclosed assets                                                     648                 508                 607
    FDIC deposit insurance                                                             289                 383               2,443
    Goodwill and deposit base intangible amortization                                  623                 653                 714
    Merger expenses                                                                 11,031               4,522                   -
    Charges related to CFX Funding                                                   7,206                   -                   -
    SAIF special assessment                                                              -                 691                   -
    Other                                                                           16,813              14,735              13,310
                                                                                -----------         -----------         -----------
          Total other expense                                                       92,550              71,270              63,251
                                                                                -----------         -----------         -----------


                                  (continued)

See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME (concluded)   CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                                                  Years Ended December 31,
                                                                    --------------------------------------------------
                                                                       1997               1996                 1995
                                                                    ----------          ----------          ----------
                                                                          (In thousands, except per share data)
Income  before income taxes                                            26,731              35,429              31,616
Income taxes                                                            7,797              11,876              10,062
                                                                    ----------          ----------          ----------
        Net income                                                     18,934              23,553              21,554
Preferred stock dividends                                                   -                   -                  89
                                                                    ----------          ----------          ----------
        Net income available to common stock                         $ 18,934            $ 23,553            $ 21,465
                                                                    ==========          ==========          ==========

Weighted averages shares outstanding                                   23,866              23,383              23,180
                                                                    ==========          ==========          ==========
Weighted averages shares outstanding - assuming dilution               24,329              23,897              24,069
                                                                    ==========          ==========          ==========
Earnings per share                                                   $   0.79            $   1.01            $   0.93
                                                                    ==========          ==========          ==========
Earnings per share - assuming dilution                               $   0.78            $   0.99            $   0.89
                                                                    ==========          ==========          ==========





See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF
SHAREHOLDERS' EQUITY                            CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------




                                                            Preferred Stock              Common Stock
                                                        ----------------------    ------------------------     Paid-In
                                                          Shares     Dollars         Shares       Dollars      Capital
                                                        ---------   ---------     ----------   ------------  ------------
                                                                       (In thousands, except per share data)
Balance at December 31, 1994                             193          $ 193        22,347      $ 14,899       $ 129,377

Net income                                                 -              -             -             -               -
Common cash dividends declared-$.53 per share              -              -             -             -               -
Preferred cash dividends declared-$.4625 per share         -              -             -             -               -
Issuance of common stock under stock
  option and purchase plans                                -              -           198           132           1,114
Issuance of common stock under dividend
  reinvestment plan                                        -              -            22            15             312
Purchase and retirement of treasury stock                  -              -        (1,025)         (683)         (7,996)
Preferred stock converted to common stock               (193)          (193)          318           212             (19)
Decrease in unearned compensation - ESOP                   -              -             -             -               -
Fractional shares paid out                                 -              -            (1)           (1)            (17)
Common stock dividends declared                            -              -           460           307           6,756
Change in net unrealized gain (loss)
  on securities available for sale                         -              -             -             -               -
Activity applicable to change in fiscal year -
  Community:
    Net income                                             -              -             -             -               -
    Common cash dividends declared                         -              -             -             -               -
    Issuance of common stock under stock
      option plan                                          -              -            11             7              49
    Decrease in unearned compensation - ESOP               -              -             -             -               -
    Change in net unrealized gain (loss) on
      securities available for sale                        -              -             -             -               -
                                                       ------         ------      --------    ----------     -----------

Balance at December 31, 1995                               -              -        22,330        14,888         129,576

Net income                                                 -              -             -             -               -
Common cash dividends declared-$.58 per share              -              -             -             -               -
Issuance of common stock under stock option
  and purchase plans and related tax effects               -              -           494           329           2,963
Purchase and retirement of treasury stock                  -              -           (42)          (28)           (555)
Decrease in unearned compensation - ESOP                   -              -             -             -               -
Fractional shares paid out                                 -              -            (2)           (1)            (25)
Common stock dividends declared                            -              -           724           483          10,939
Change in net unrealized gain (loss)
  on securities available for sale                         -              -             -             -               -
                                                       ------         ------      --------    ----------     -----------

Balance at December 31, 1996                               -              -        23,504        15,671         142,898

Net income                                                 -              -             -             -               -
Common cash dividends declared-$.81 per share              -              -             -             -               -
Issuance of common stock under stock option
  and purchase plans and related tax effects               -              -           488           325           4,092
Issuance of common stock under dividend
  reinvestment plan                                        -              -            22            14             422
Purchase of treasury stock                                 -              -             -             -               -
Common stock dividends declared                            -              -           102            68           1,694
Change in net unrealized gain (loss)
  on securities available for sale                         -              -             -             -               -
                                                       ------         ------      --------    ----------     -----------

Balance at December 31, 1997                               -          $   -        24,116      $ 16,078       $ 149,106
                                                       ======         ======      ========    ==========     ===========


                                                                                 Net Unrealized
                                                                                 Gain (Loss) on
                                                                    Unearned       Securities       Treasury Stock
                                                    Retained     Compensation -     Available     ----------------------
                                                    Earnings          ESOP           for Sale      Shares       Dollars     Total
                                                   -----------   --------------  ---------------  --------    -----------  --------
                                                                     (In thousands, except per share data)
Balance at December 31, 1994                        $ 78,562        $ (429)        $ (4,420)        (866)      $ (7,198)  $ 210,984

Net income                                            21,554             -                -            -              -      21,554
Common cash dividends declared-$.53 per share        (11,712)            -                -            -              -     (11,712)
Preferred cash dividends declared-$.4625 per share       (89)            -                -            -              -         (89)
Issuance of common stock under stock
  option and purchase plans                                -             -                -            -              -       1,246
Issuance of common stock under dividend
  reinvestment plan                                        -             -                -            -              -         327
Purchase and retirement of treasury stock                  -             -                -          866          7,198      (1,481)
Preferred stock converted to common stock                  -             -                -            -              -           -
Decrease in unearned compensation - ESOP                   -           232                -            -              -         232
Fractional shares paid out                                 -             -                -            -              -         (18)
Common stock dividends declared                       (7,063)            -                -            -              -           -
Change in net unrealized gain (loss)
  on securities available for sale                         -             -            8,739            -              -       8,739
Activity applicable to change in fiscal year -
  Community:
    Net income                                         1,774             -                -            -              -       1,774
    Common cash dividends declared                      (543)            -                -            -              -        (543)
    Issuance of common stock under stock
      option plan                                          -             -                -            -              -          56
    Decrease in unearned compensation - ESOP               -            79                -            -              -          79
    Change in net unrealized gain (loss) on
      securities available for sale                        -             -              427            -              -         427
                                                   ----------      --------       ----------       ------     ---------- -----------

Balance at December 31, 1995                          82,483          (118)           4,746            -              -     231,575

Net income                                            23,553             -                -            -              -      23,553
Common cash dividends declared-$.58 per share        (13,416)            -                -            -              -     (13,416)
Issuance of common stock under stock option
  and purchase plans and related tax effects               -             -                -            -              -       3,292
Purchase and retirement of treasury stock                  -             -                -          (28)          (419)     (1,002)
Decrease in unearned compensation - ESOP                   -           118                -            -              -         118
Fractional shares paid out                                 -             -                -            -              -         (26)
Common stock dividends declared                      (11,422)            -                -            -              -           -
Change in net unrealized gain (loss)
  on securities available for sale                         -             -           (4,257)           -              -      (4,257)
                                                   ----------      --------       ----------       ------     ---------- -----------

Balance at December 31, 1996                          81,198             -              489          (28)          (419)    239,837

Net income                                            18,934             -                -            -              -      18,934
Common cash dividends declared-$.81 per share        (19,283)            -                -            -              -     (19,283)
Issuance of common stock under stock option
  and purchase plans and related tax effects               -             -                -            -              -       4,417
Issuance of common stock under dividend
  reinvestment plan                                        -             -                -            -              -         436
Purchase of treasury stock                                 -             -                -          (17)          (368)       (368)
Common stock dividends declared                       (1,769)            -                -            -              -          (7)
Change in net unrealized gain (loss)
  on securities available for sale                         -             -            1,751            -              -       1,751
                                                   ----------      --------       ----------       ------     ---------- -----------

Balance at December 31, 1997                        $ 79,080        $    -         $  2,240          (45)      $   (787)  $ 245,717
                                                   ==========      ========       ==========       ======     ========== ===========

See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS           CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                                                           Years Ended December 31,
                                                                                 ----------------------------------------------
                                                                                    1997              1996              1995
                                                                                 ----------        ----------        ----------
                                                                                                  (In thousands)
Cash flows from operating activities:
  Net income                                                                      $ 18,934          $ 23,553          $ 21,554
  Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                                                5,191             5,123             6,722
        Amortization of deferred credit on leasehold residual                         (774)           (1,412)           (1,347)
        Provision for loan and lease losses                                          4,548             4,285             3,814
        Provision for foreclosed real estate losses                                     23                21                31
        Loans originated and acquired for resale                                  (202,531)         (153,836)         (120,897)
        Principal balance of loans sold                                            255,620           146,894           124,333
        Net gain on sale of portfolio loans                                           (241)             (256)              (14)
        Net (gain) loss on sale of foreclosed real estate                               14               (76)              (71)
        Net gain on sale of investment securities                                   (2,460)           (2,216)           (1,291)
        Net decrease in trading securities                                               -                 -               236
        Deferred income tax provision                                                3,306             6,136             2,905
        Increase in cash surrender value of bank-owned
          life insurance                                                            (2,251)             (975)                -
        Other                                                                       (4,996)             (270)           (6,419)
                                                                                 ----------        ----------        ----------

                        Net cash provided by operating activities                   74,383            26,971            29,556
                                                                                 ----------        ----------        ----------

Cash flows from investing activities:
  Proceeds from sales of securities available for sale                             236,584            77,663            60,635
  Proceeds from maturities of securities available for sale                        298,015           178,071            58,019
  Purchase of securities available for sale                                       (591,047)         (210,357)          (80,235)
  Proceeds from sales of securities held to maturity                                     -             1,005             6,006
  Proceeds from maturities of securities held to maturity                           53,328            88,750            68,488
  Purchase of securities held to maturity                                          (34,193)          (87,253)          (85,810)
  Proceeds from the sale of, or payments on, foreclosed real estate                 11,054             2,489             2,193
  Proceeds from the sale of portfolio loans                                         36,358            16,356            10,027
  Net decrease (increase) in interest-bearing deposits with other banks                252            25,155            (3,606)
  Net increase in loans and leases                                                (563,660)         (312,391)         (162,951)
  Purchase of bank-owned life insurance                                            (30,000)          (30,000)                -
  Purchase of premises and equipment                                                (6,310)           (7,748)           (2,859)
                                                                                 ----------        ----------        ----------

                           Net cash used in investing activities                  (589,619)         (258,260)         (130,093)
                                                                                 ----------        ----------        ----------

                                  (continued)


See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
(concluded)                                     CFX CORPORATION AND SUBSIDIARIES
--------------------------------------------------------------------------------

                                                                                           Years Ended December 31,
                                                                               --------------------------------------------
                                                                                  1997             1996             1995
                                                                               ---------       -----------      -----------
                                                                                               (In thousands)
Cash flows from financing activities:
    Net increase (decrease) in noninterest bearing
      deposits and savings accounts                                               54,304           10,997          (51,887)
    Net increase in time certificates of deposit                                 136,551          102,313          142,290
    Proceeds from borrowings with maturities in
      excess of three months                                                     651,281          235,500          163,883
    Payment of borrowings with maturities in excess of
      three months                                                              (286,000)        (178,640)         (57,803)
    Net increase (decrease) in borrowings with maturities of
      three months or less                                                       (64,259)          76,721          (32,716)
    Repayment of liability in connection with ESOP                                     -             (118)            (232)
    Common cash dividends paid                                                   (16,754)         (13,312)         (10,041)
    Preferred cash dividends paid                                                      -                -              (89)
    Proceeds from issuance of common stock                                         4,018            2,919            1,509
    Payments for fractional shares                                                    (7)             (26)             (18)
    Acquisition of treasury shares                                                  (368)          (1,002)          (1,481)
                                                                               ---------       -----------      -----------

                     Net cash provided by financing activities                   478,766          235,352          153,415
                                                                               ---------       -----------      -----------

Increase (decrease) in cash and cash equivalents                                 (36,470)           4,063           52,878

Change in fiscal year - Community                                                      -                -            1,858

Cash and cash equivalents at beginning of year                                   131,106          127,043           72,307
                                                                               ---------       -----------      -----------

Cash and cash equivalents at end of year                                        $ 94,636        $ 131,106        $ 127,043
                                                                               =========       ===========      ===========


Supplementary information:
  Interest paid on deposit accounts                                             $ 67,104        $  61,559        $  56,730
  Interest paid on borrowed funds                                                 27,297           16,147            9,715
  Income taxes paid                                                                5,407            5,930            7,662
  Transfers from loans to loans held for sale                                     73,859                -                -




See notes to consolidated financial statements and independent auditors' report.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE A--SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
PRINCIPLES OF PRESENTATION AND CONSOLIDATION
--------------------------------------------------------------------------------

     The consolidated financial statements include the accounts of CFX Corporation and its wholly-owned subsidiaries (the Company), CFX Bank, Safety Fund National Bank and Orange Savings Bank (collectively referred to as Banks), and the Banks' subsidiaries which engage in investment activities, mortgage banking, and property management. One of the Bank's subsidiaries has a 51% ownership interest in CFX Funding, L.L.C., which engages in the facilitation of lease financing and securitization. All significant intercompany accounts and transactions are eliminated upon consolidation.

     The Company has entered into a definitive agreement to be acquired by Peoples Heritage Financial Group, Inc. See Note W - "Acquisition of the Company."

     The consolidated financial statements have been restated to reflect the Company's acquisition of Portsmouth Bank Shares, Inc. (Portsmouth) and Community Bankshares, Inc. (Community) on August 29, 1997.

     Upon acquisition, each of Portsmouth's 5,907,242 outstanding shares of common stock and Community's 2,510,314 outstanding shares of common stock were converted into 0.9314 shares and 2.113 shares, respectively, of the Company's common stock, resulting in the issuance of 5,502,005 shares and 5,304,293 shares, respectively, of the Company's common stock to Portsmouth and Community shareholders. Outstanding stock options were similarly exchanged for CFX stock options. Portsmouth was a New Hampshire corporation and its subsidiary, Portsmouth Savings Bank, was a New Hampshire state-chartered savings bank headquartered in Portsmouth, New Hampshire. Portsmouth Savings Bank was merged into CFX Bank as part of the transaction. Community was a New Hampshire corporation and its bank subsidiaries, Concord Savings Bank, a New Hampshire state-chartered savings bank, and Centerpoint Bank, a New Hampshire state-chartered commercial bank, were merged into CFX Bank as part of the transaction.

     Both the Portsmouth and Community mergers were accounted for by the pooling-of-interests method of accounting, and, accordingly, the financial information for all periods presented has been restated to present the combined financial condition and results of operations as if the combination had been in effect for all periods presented. Expenses directly attributable to the mergers amounted to $11,031,000 and were charged to earnings at the date of combination. Separate financial information of CFX Corporation, Portsmouth and Community is as follows:

                                        Six Months Ended June 30,
                                 -------------------------------------------
                                                  1997
                                 -------------------------------------------
                                       CFX      Portsmouth      Community
                                 ----------    ------------    -------------
                                              (In thousands)
Net interest and
  dividend income                 $ 30,784      $ 5,185          $ 11,718
Provision for loan and
  lease losses                      (1,404)           -              (558)
Other income                         8,578          509             2,586
Other expense                      (24,771)      (1,703)           (9,211)
Income taxes                        (3,638)        (955)           (1,688)
                                 ----------    ---------        ----------
Net income                           9,549        3,036             2,847
Preferred dividends                      -            -                 -
                                 ----------    ---------        ----------
Net income available
  to common stock                 $  9,549      $ 3,036          $  2,847
                                 ==========    =========        ==========


                                                          Years Ended December 31,
                               -----------------------------------------------------------------------------
                                                1996                                  1995
                               -----------------------------------------------------------------------------
                                     CFX     Portsmouth   Community       CFX        Portsmouth   Community
                               ------------ ------------ -----------  -----------   ------------ -----------
Net interest and
  dividend income               $ 56,859    $ 10,043     $ 21,820      $ 52,026      $ 10,862     $ 18,055
Provision for loan and
  lease losses                    (2,935)          -       (1,350)       (3,037)            -         (777)
Other income                      16,827       1,888        3,547        14,311         1,226        2,201
Other expense                    (51,370)     (3,527)     (16,373)      (46,202)       (3,608)     (13,441)
Income taxes                      (6,740)     (2,447)      (2,689)       (5,760)       (2,439)      (1,863)
                               ----------  ----------   ----------    ----------    ----------   ----------
Net income                        12,641       5,957        4,955        11,338         6,041        4,175
Preferred dividends                    -           -            -           (89)            -            -
                               ----------  ----------   ----------    ----------    ----------   ----------
Net income available
  to common stock               $ 12,641    $  5,957     $  4,955      $ 11,249      $  6,041     $  4,175
                               ==========  ==========   ==========    ==========    ==========   ==========

     Effective December 31, 1995, Community changed its fiscal year end from June 30 to December 31. Accordingly, the financial information presented above for the year ended December 31, 1995 includes financial information for Community for the year ended June 30, 1995.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The financial information (in thousands) pertaining to Community for the six months ended December 31, 1995, is as follows:

     Net interest and dividend income               $ 9,748
     Provision for loan and lease losses               (498)
     Other income                                     1,807
     Other expense                                   (8,019)
     Income taxes                                    (1,264)
                                                   ---------

     Net income                                     $ 1,774
                                                   =========



     For the six months ended December 31, 1995, cash flow information (in thousands) pertaining to Community was as follows:

     Net cash provided by operating activities                 $ 3,917
     Net cash provided by investing activities                   8,348
     Net cash used by financing activities                     (10,407)
                                                              ---------

     Net increase in cash and cash equivalents                 $ 1,858
                                                              =========

     On July 1, 1996, the Company acquired The Safety Fund Corporation and Milford Co/operative Bank. The acquisitions were accounted for as
   poolings-of-interest.   Expenses directly attributable to the mergers
   amounted to $4,522,000 and were charged to earnings at the date of combination.

--------------------------------------------------------------------------------
USE OF ESTIMATES
--------------------------------------------------------------------------------

      The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles and with general practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the period. Actual results could differ significantly from these estimates.

      Material estimates that are particularly susceptible to significant change in the near term relate to the determination of valuation allowances applicable to loans and leases, foreclosed real estate and deferred tax assets, to prepayment speeds used to value mortgage servicing rights, and to credit losses applicable to lease securitizations. See Note M - "Charges Related to CFX Funding."

--------------------------------------------------------------------------------
BUSINESS
--------------------------------------------------------------------------------

      The Company, through its bank subsidiaries, serves as a financial intermediary, attracting deposits from, and making loans to, consumers and small to mid-sized businesses through its 58 full service offices and three loan production offices in New Hampshire and central Massachusetts. The Company's Trust Division furnishes trust and investment services to individuals, corporations, municipalities and charitable organizations.

--------------------------------------------------------------------------------
RECLASSIFICATIONS
--------------------------------------------------------------------------------

     Certain amounts have been reclassified in the 1996 and 1995 consolidated financial statements to conform to the 1997 presentation.

--------------------------------------------------------------------------------
CASH FLOW INFORMATION
--------------------------------------------------------------------------------

     Cash equivalents include amounts due from banks and federal funds sold and other overnight deposits. Generally, federal funds are sold for one-day periods.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TRADING AND INVESTMENT SECURITIES
--------------------------------------------------------------------------------

     Investments in debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and reflected at amortized cost. Investments that are purchased and held principally for the purpose of selling them in the near term are classified as "trading securities" and reflected on the consolidated balance sheet at fair value, with unrealized gains and losses included in earnings. Investments not classified as either of the above are classified as "available for sale" and reflected on the consolidated balance sheet at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of related tax effects.

     Purchase premiums and discounts are amortized to earnings by a method which approximates the interest method over the terms of the investments. Declines in the value of investments that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses on disposition of investments are recorded on the trade date and are computed by the specific identification method.

     The carrying values of Federal Home Loan Bank of Boston and Federal Reserve Bank of Boston stock are reflected at cost.

--------------------------------------------------------------------------------
DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

     INTEREST RATE SWAP AGREEMENTS: Interest rate swap agreements are designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities, and are accounted for on the same basis as the underlying asset or liability. Accordingly, interest rate swaps designated as hedges against floating rate loan portfolios (carried at historical cost) are reflected at cost. Interest rate swaps which hedge the Company's trading securities portfolio (carried at fair value) are marked to fair value through net gains (losses) on trading securities included in the consolidated statements of income. The net interest paid or received under swap agreements is recorded in the interest income or expense account related to the asset or liability being hedged.

     INTEREST RATE FLOOR AGREEMENTS: Interest rate floor agreements are used to manage exposure to interest rate risk. The amounts paid on the floors are accounted for as adjustments to the yield on the hedged assets. The Company applies hedge accounting as the asset being hedged exposes the Company to interest rate risk, and the floor is designated and effective as a hedge of a specific pool of assets. The Company receives an interest payment if the three-month London Interbank Offered Rate (LIBOR) declines below a predetermined rate. This payment would be based upon the rate difference between current LIBOR and the predetermined rate accrued on the notional value of the instrument. The transaction fee paid is amortized over the life of the contract.

     FINANCIAL OPTION CONTRACTS: Option premiums paid or received, and designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities, are accounted for on the same basis as the underlying asset or liability. Accordingly, option contracts designated as hedges against mortgage loans held for sale are carried at the lower of cost or estimated fair value in the aggregate. Option contracts which hedge the Company's available-for-sale securities are marked to fair value and changes in fair value are reflected in shareholders' equity, net of related tax effects.

--------------------------------------------------------------------------------
MORTGAGE LOANS HELD FOR SALE
--------------------------------------------------------------------------------

     Mortgage loans originated or purchased and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to earnings when applicable.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LOANS AND LEASES
--------------------------------------------------------------------------------

     All loans past due 90 days or more as to principal or interest are placed on nonaccrual status. In addition, a loan (including an impaired loan) is generally classified as nonaccrual when management determines that significant doubt exists as to the collectibility of principal or interest. An impaired loan may remain on accrual status if it is less than 90 days past due and guaranteed or well secured. Interest accrued but not received on loans placed on nonaccrual status is reversed and charged against current income. Interest on nonaccrual loans is recognized when received. Cash received on impaired loans is generally allocated to principal and interest based on the contractual terms of the note, unless management believes such receipt should be applied directly to principal based on collection concerns. Loans are restored to accrual status when the borrower has demonstrated the ability to make future payments of principal and interest, as scheduled.

     Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the interest method over the contractual life of the related loans.

     Consumer lease financing loans are carried at the amount of minimum lease payments plus residual values, less unearned income which is amortized into interest income using the interest method.

     A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and insignificant shortfalls in payment amounts generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify consumer and residential mortgage loans for impairment. The Company measures impairment on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Collateralized loans are generally measured by the fair value of existing collateral, unless market prices or discounted cash flow information is deemed to be more current and reflective of the economies of the lending relationship. At December 31, 1997, the Company had $6,364,000 in impaired loans, all of which were measured by the fair value of collateral.

     Loan losses, including those applicable to impaired loans, are charged against the allowance for loan and lease losses when management believes the collectibility of the loan balance is unlikely. The allowance is an estimate and is increased by charges to current income in amounts sufficient to maintain the adequacy of the allowance. The adequacy is determined by management's evaluation of the extent of existing risk in the loan portfolio, prevailing economic conditions and historical loss experience.

   -----------------------------------------------------------------------------
   BANK-OWNED LIFE INSURANCE
   -----------------------------------------------------------------------------

     During 1996 and 1997, the Company invested an aggregate of $60 million in bank-owned life insurance (BOLI) to help finance the cost of certain employee benefit plan expenses. BOLI represents life insurance on the lives of certain employees through insurance companies with a Standard & Poors rating of AA+ or better. The Company is the beneficiary of the insurance policies. Increases in the cash value of the policies, as well as insurance proceeds received, are recorded in other income, and are not subject to income taxes.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   PREMISES AND EQUIPMENT
   -----------------------------------------------------------------------------

     Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to income as incurred, and the costs of major additions and improvements are capitalized.

     The provision for depreciation and amortization is computed on the straight-line method based on the estimated useful lives of the assets or the terms of the leases, if shorter.

   -----------------------------------------------------------------------------
   MORTGAGE SERVICING RIGHTS
   -----------------------------------------------------------------------------

     Capitalized mortgage servicing rights are amortized to servicing revenue in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the rights are stratified based on the following predominant risk characteristics of the underlying loans: loan type (fixed rate, variable rate or state housing programs) and note rate. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. No such impairment was recognized during the three years ended December 31, 1997.

   -----------------------------------------------------------------------------
   INVESTMENTS IN LEASEHOLD RESIDUALS AND LIMITED PARTNERSHIPS
   -----------------------------------------------------------------------------

     Assets acquired in connection with leasehold residual positions have been accounted for using the purchase method of accounting. Resultant deferred credits are amortized to leasing activities income over the period of, and in proportion to, the related tax benefits expected to be realized. At December 31, 1997 and 1996, the leasehold residual positions of $510,000 and $1,906,000, respectively, are included in other assets and deferred credits of $1,105,000 and $3,184,000, respectively, are included in other liabilities in the consolidated balance sheets.

     Investments in real estate development limited partnerships are accounted for using the equity method.

   -----------------------------------------------------------------------------
   INTANGIBLE ASSETS
   -----------------------------------------------------------------------------

     Deposit base intangibles, which represent the value attributable to the capacity of deposit accounts of purchased bank subsidiaries to generate future income, are included in other assets and are being amortized on a straight-line basis over a period of five years. The excess of the cost of purchased subsidiaries over the fair value of tangible and intangible net assets acquired has been allocated to goodwill and is being amortized on a straight-line basis over 25 years for banking operations and 15 years for mortgage banking operations.

     The accumulated amortizations of deposit base intangibles and goodwill were $1,633,000 and $4,683,000, respectively, as of December 31, 1997.

   -----------------------------------------------------------------------------
   FORECLOSED ASSETS
   -----------------------------------------------------------------------------

     Foreclosed assets consist of assets that the Company has formally received title to, or has taken possession of, in partial or total satisfaction of loans. Loan losses arising from the write-down of foreclosed assets to fair value at the time of acquisition are charged against the allowance for loan and lease losses.

     Valuations are periodically performed by management, and an allowance for losses is established through a charge to earnings if the carrying value of foreclosed assets exceeds its fair value less estimated costs to sell.

     Operating expenses of foreclosed real estate and gains and losses upon disposition are reported in earnings.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   PENSION AND 401(K) PLANS
   -----------------------------------------------------------------------------

     The Company and its subsidiaries have defined benefit and defined contribution pension plans which cover substantially all full-time employees. The benefits are based on years of service and the employee's compensation during the years immediately preceding retirement. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

     The Company maintains Section 401(k) savings plans for employees of the Company, Safety Fund National Bank, CFX Bank (excluding former employees of Portsmouth) and CFX Bank's subsidiaries. Under the plans, the Company makes a matching contribution of one-half to one-third of the amount contributed by each participating employee, up to 6% of the employee's annual salary. The plans allow for supplementary profit sharing contributions by the Company, at its discretion, for the benefit of participating employees.

   -----------------------------------------------------------------------------
   EMPLOYEE STOCK OWNERSHIP PLANS (ESOP)
   -----------------------------------------------------------------------------

     Compensation expense is recognized based on cash contributions paid or committed to be paid to the ESOPs. The Company does not intend to make future contributions to the ESOP. All shares held by the ESOPs are deemed outstanding for purposes of earnings per share calculations. Dividends declared on all shares held by the ESOP are charged to retained earnings. The value of unearned compensation to be contributed to the ESOPs for future services not yet performed is reflected as a reduction of stockholders' equity.

   -----------------------------------------------------------------------------
   STOCK COMPENSATION PLANS
   -----------------------------------------------------------------------------

     In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. See Note N - "Stock Compensation Plans."

   -----------------------------------------------------------------------------
   INCOME TAXES
   -----------------------------------------------------------------------------

     The Company and its subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes are allocated to each entity in the consolidated group based on its share of taxable income.

     Tax credits generated from limited partnerships are reflected in earnings when realized for federal income tax purposes.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   PARENT-COMPANY-ONLY CONDENSED FINANCIAL STATEMENTS
   -----------------------------------------------------------------------------

     In the parent-company-only condensed financial statements, the investment in bank subsidiaries is stated at cost plus equity in the undistributed earnings of the subsidiaries.

   -----------------------------------------------------------------------------
   EARNINGS PER SHARE
   -----------------------------------------------------------------------------

      In February 1997, the FASB issued SFAS No. 128, "Earnings per Share" which requires that earnings per share be calculated on a basic and a dilutive basis. Basic earnings per share represents income available to common stock divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the issuance. Potential common shares related to outstanding stock options have been determined using the treasury stock method. The Statement is effective for interim and annual periods ending after December 15, 1997, and requires the restatement of all prior-period earnings per share data presented. Accordingly, the Company has restated all earnings per share data presented herein.

      A reconciliation of the components of basic and diluted earnings per share is as follows:

                                                                                        Years Ended December 31,
                                                                            -----------------------------------------------
                                                                              1997              1996                1995
                                                                            ----------        ----------         ----------
                                                                                       (In thousands, except per share data)
Net income available to common stock  - basic earnings per share             $ 18,934          $ 23,553           $ 21,465
Add:  Preferred stock dividends                                                     -                 -                 89
                                                                            ----------        ----------         ----------

Net income - diluted earnings per share                                      $ 18,934          $ 23,553           $ 21,554
                                                                            ==========        ==========         ==========

Weighted average shares outstanding - basic earnings per share                 23,866            23,383             23,180
Effect of dilutive securities:
  Options                                                                         463               514                783
  Convertible preferred stock                                                       -                 -                106
                                                                            ----------        ----------         ----------
Weighted average shares outstanding - diluted earnings per share               24,329            23,897             24,069
                                                                            ==========        ==========         ==========

     For the years ended December 31, 1997, 1996 and 1995, options applicable to 65,000 shares, 170,000 shares and 141,000 shares, respectively, were anti-dilutive and excluded from the diluted earnings per share computations.

   -----------------------------------------------------------------------------
   RECENT ACCOUNTING PRONOUNCEMENTS
   -----------------------------------------------------------------------------

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Company will adopt these disclosure requirements beginning in the first quarter of 1998.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general-purpose financial statements, and changes in the measurement of segment amounts from period to period. Management has not yet determined how the adoption of SFAS No. 131 will impact the Company's financial reporting.

--------------------------------------------------------------------------------
NOTE B--RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS
--------------------------------------------------------------------------------

      The Federal Reserve Bank requires the Banks to maintain average reserve balances. The average amounts of these reserve balances for the years ended December 31, 1997 and 1996 were approximately $36,527,000 and $30,389,000, respectively.

--------------------------------------------------------------------------------
NOTE C--INVESTMENT SECURITIES
--------------------------------------------------------------------------------

      The amortized cost and estimated fair value of investment securities at December 31, 1997, with gross unrealized gains and losses, follows:

                                                                                        Gross             Gross
                                                                      Amortized      Unrealized         Unrealized        Fair
         December 31, 1997                                              Cost            Gains             Losses          Value
-------------------------------------------------                    -----------     ----------         ---------       ----------
                                                                                              (In thousands)
Securities Available for Sale
-----------------------------

Debt securities:
  U.S. Treasury and agency obligations                                $ 115,436       $    487           $   450        $ 115,473
  State and municipal                                                       439              8                 -              447
  Federal agency mortgage
    pass-through securities                                             164,494          1,155               312          165,337
  Other collateralized mortgage
    obligations (CMO's)                                                 188,735          1,169                54          189,850
  Other asset-backed securities                                          12,766              -                 -           12,766
                                                                     -----------     ----------         ---------      -----------
    Total debt securities                                               481,870          2,819               816          483,873

Marketable equity securities                                             22,426          1,551                 4           23,973
Federal Home Loan Bank of Boston
  and Federal Reserve Bank of Boston stock                               26,704              -                 -           26,704
                                                                     -----------     ----------         ---------      -----------

       Total securities available for sale                            $ 531,000       $  4,370           $   820        $ 534,550
                                                                     ===========     ==========         =========      ===========

Securities Held to Maturity
---------------------------

Debt securities:
  U.S. Treasury and agency obligations                                  $ 7,721       $     76           $     6        $   7,791
  State and municipal                                                    13,470            177                 1           13,646
  Federal agency mortgage
    pass-through securities                                               6,234             75                 9            6,300
  Other collateralized mortgage
    obligations (CMO's)                                                     359              -                 1              358
  Other                                                                     400              -                 -              400
                                                                     -----------     ----------         ---------      -----------

        Total securities held to maturity                              $ 28,184       $    328           $    17        $  28,495
                                                                     ===========     ==========         =========      ===========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      At December 31, 1997, the Company pledged debt securities with an amortized cost of $263,393,000, and a fair value of $281,076,000, as collateral to secure public funds and repurchase agreements. See Note J - "Other Borrowed Funds."

     The amortized cost and estimated fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Available for Sale               Held to Maturity
                                                 ----------------------------      -----------------------------
                                                  Amortized           Fair         Amortized             Fair
            December 31, 1997                       Cost              Value           Cost               Value
-----------------------------------------        ----------        ----------      ---------           ---------
                                                                        (In thousands)
Within one year                                  $  13,007         $  13,038       $  2,415            $  2,418
After one year through five years                   39,579            39,564         16,402              16,578
After five years through ten years                  33,479            33,365          2,774               2,841
After ten years through twenty years                29,810            29,953              -
                                                -----------       -----------     ----------           ---------
                                                   115,875           115,920         21,591              21,837
Pass-through securities, CMO's and other
  asset-backed securities                          365,995           367,953          6,593               6,658
                                                -----------       -----------     ----------           ---------

                                                 $ 481,870         $ 483,873       $ 28,184            $ 28,495
                                                ===========       ===========     ==========           =========



     Proceeds from the sale of securities available for sale during the years ended December 31, 1997, 1996 and 1995 were $236,584,000, $77,663,000 and
   $60,635,000, respectively.  Gross gains of $5,086,000, $1,748,000 and
   $777,000, respectively, and gross losses of $2,626,000, $83,000 and $122,000, respectively, were realized on such sales.

     In the third quarter of 1997, the acquisitions of Community and Portsmouth necessitated a transfer of securities classified as held to maturity with an amortized cost of $61,170,000 and a net unrealized loss of $95,000 to securities available for sale in order to maintain the Company's existing interest rate risk profile.

     In the third quarter of 1996, the acquisitions of The Safety Fund Corporation and Milford Co/operative Bank necessitated a transfer of securities classified as held to maturity with an amortized cost of $76,849,000 and a net unrealized loss of $2,522,000 to securities available for sale in order to maintain the Company's existing interest rate risk profile.

     In November 1995, the FASB issued guidance allowing a one-time reassessment of an entity's investment classifications during the period November 15, 1995 to December 31, 1995. As a result, securities held to maturity with an amortized cost of $111,386,000 and a net unrealized loss of $864,000 were transferred to securities available for sale and securities held to maturity with an amortized cost of $6,000,000 were sold at a net realized gain of $6,000.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The amortized cost and estimated fair value of investment securities at December 31, 1996, with gross unrealized gains and losses, follows:

                                                                                      Gross             Gross
                                                                    Amortized      Unrealized         Unrealized        Fair
          December 31, 1996                                           Cost            Gains             Losses          Value
-------------------------------------------------                 -----------      ----------         ----------    ------------
                                                                                           (In thousands)
Securities Available for Sale
-----------------------------

Debt securities:
  U.S. Treasury and agency obligations                             $ 225,708        $ 2,087           $ 1,669        $ 226,126
  State and municipal                                                  2,003              2                 -            2,005
  Corporate bonds                                                     14,071            217                 4           14,284
  Federal agency mortgage
    pass-through securities                                          106,479            434             1,389          105,524
  Other collateralized mortgage
    obligations (CMO's)                                               19,799             15               206           19,608
  Other asset-backed securities                                        3,407              -                 -            3,407
  Other                                                                4,749            132                12            4,869
                                                                  -----------      ---------         ---------      -----------
     Total debt securities                                           376,216          2,887             3,280          375,823

Marketable equity securities                                          20,336          1,371               214           21,493
Federal Home Loan Bank of Boston
  and Federal Reserve Bank of Boston stock                            17,580              -                 -           17,580
                                                                  -----------      ---------         ---------      -----------

       Total securities available for sale                         $ 414,132        $ 4,258           $ 3,494        $ 414,896
                                                                  ===========      =========         =========      ===========

Securities Held to Maturity
---------------------------

Debt securities:
  U.S. Treasury and agency obligations                              $ 45,883        $    70           $   193        $  45,760
  State and municipal                                                 13,986            118                21           14,083
  Corporate bonds                                                      2,013              2                 8            2,007
  Federal agency mortgage
    pass-through securities                                           28,338            206                74           28,470
  Other collateralized mortgage
    obligations (CMO's)                                                1,184              1                 -            1,185
  Other                                                               13,278              -                 -           13,278
                                                                  -----------      ---------         ---------      -----------

       Total securities held  to maturity                          $ 104,682        $   397           $   296        $ 104,783
                                                                  ===========      =========         =========      ===========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE D--LOANS AND LEASES
--------------------------------------------------------------------------------

     Loans and leases consist of the following:

                                                                     December 31,
                                                        ------------------------------------
                                                            1997                   1996
                                                        -------------          -------------
                                                                    (In thousands)
Real estate:
  Residential                                            $ 1,153,612            $   872,187
  Construction                                                35,350                 19,828
  Commercial                                                 265,848                247,517
Commercial, financial and agricultural                       209,492                169,880
Warehouse lines of credit to leasing companies                 1,922                 18,393
Consumer lease financing                                     134,293                 76,343
Indirect and other consumer                                  244,635                197,014
                                                        -------------          -------------
                                                           2,045,152              1,601,162
Unearned income                                              (17,303)               (10,733)
Deferred origination costs, net                                7,007                  3,970
                                                        -------------          -------------

            Loans and leases, net                        $ 2,034,856            $ 1,594,399
                                                        =============          =============





     The following is a summary of information pertaining to impaired and nonaccrual loans:

                                                                              December 31,
                                                                   --------------------------------
                                                                       1997                 1996
                                                                   -----------           ----------
                                                                             (In thousands)
Impaired loans with a valuation allowance                           $   2,221             $  2,816
Impaired loans without a valuation allowance                            4,143                3,090
                                                                   -----------           ----------
    Total impaired loans                                            $   6,364             $  5,906
                                                                   ===========           ==========

Valuation allowance allocated to impaired loans                     $   1,111             $    934
                                                                   ===========           ==========

Nonaccrual loans                                                    $  13,987             $ 10,783
                                                                   ===========           ==========


                                                                              December 31,
                                                                   --------------------------------
                                                                     1997                   1996
                                                                   ---------             ----------
                                                                             (In thousands)
Average investment in impaired loans                                $ 5,461               $  7,931
                                                                   =========             ==========

Interest income recognized on impaired loans                        $   199               $    620
                                                                   =========             ==========

Interest income recognized on cash basis                            $   184               $    500
                                                                   =========             ==========



     The Company is not committed to lend additional funds to borrowers whose loans have been classified as impaired.

     The primary geographic concentration of credit risk for loans originated by the Company is the State of New Hampshire and central Massachusetts. The remainder of the portfolio is distributed principally throughout the other New England states. The ability of the Company's debtors to honor their contracts is dependent upon the real estate and general economic sectors in this area.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE E--ALLOWANCE FOR LOAN AND LEASE LOSSES
--------------------------------------------------------------------------------

      Changes in the allowance for loan and lease losses are as follows:

                                                                            Years Ended December 31,
                                                              --------------------------------------------------
                                                                 1997                  1996              1995
                                                              ----------            ----------        ----------
                                                                                   (In thousands)
Balance at beginning of year                                   $ 20,332              $ 19,843          $ 18,940
Provision for loan and lease losses                               4,548                 4,285             3,814
Loans and leases charged-off                                     (4,358)               (4,757)           (4,482)
Recoveries of loans and leases previously charged-off             1,376                   961             1,428
Change in fiscal year - Community                                     -                     -               143
                                                              ----------            ----------        ----------

Balance at end of year                                         $ 21,898              $ 20,332          $ 19,843
                                                              ==========            ==========        ==========




      For the six months ended December 31, 1995, Community recorded provisions for loan losses, recoveries and charge-offs of $498,000, $361,000 and $716,000, respectively. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

--------------------------------------------------------------------------------
NOTE F--PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

     The following is a summary of premises and equipment:

                                                            December 31,
                                                  -------------------------------
                                                     1997                  1996
                                                  ---------             ---------
                                                             (In thousands)
Land                                              $  5,493               $  5,401
Buildings and leasehold improvements                37,917                 35,878
Furniture and equipment                             30,890                 26,771
                                                  ---------             ---------
                                                    74,300                 68,050
Less accumulated depreciation                      (35,539)               (29,855)
                                                  ---------             ---------

                                                  $ 38,761               $ 38,195
                                                  =========             =========



     Depreciation and amortization expense was $5,744,000, $4,609,000 and $4,306,000, for the years ended December 31, 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------
NOTE G--FORECLOSED ASSETS
--------------------------------------------------------------------------------

     Foreclosed assets are presented net of a valuation allowance as follows:

                                                December 31,
                                        --------------------------
                                          1997             1996
                                        ---------        ---------
                                              (In thousands)
Foreclosed real estate                   $ 2,285          $ 3,071
Non-real estate repossessions                711              288
Less allowance for losses                      -              (10)
                                        ---------        ---------

                                         $ 2,996          $ 3,349
                                        =========        =========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     An analysis of the allowance for losses on foreclosed assets follows:

                                                               Years Ended December 31,
                                                            --------------------------------
                                                             1997         1996         1995
                                                            ------       ------      -------
                                                                   (In thousands)
Balance at beginning of year                                 $ 10         $ 50        $ 367
Reclassification to non-performing loans upon
  adoption of SFAS No. 114                                      -            -         (131)
Provision for losses                                           23           21           31
Charge-offs, net of recoveries                                (33)         (61)        (217)
                                                            ------       ------      -------

Balance at end of year                                       $  -         $ 10        $  50
                                                            ======       ======      =======

     For the six months ended December 31, 1995, Community recorded a provision for losses of $100,000 and charge-offs of $100,000. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

     The following table presents the components of the operation of foreclosed assets:

                                                                   Years Ended December 31,
                                                              ---------------------------------
                                                                1997        1996        1995
                                                              -------      -------     -------
                                                                        (In thousands)
Operating expenses, net of rental income                       $ 611        $ 563       $ 647
Provision for losses                                              23           21          31
Net loss (gain) on sales of foreclosed assets                     14          (76)        (71)
                                                              -------      -------     -------

                                                               $ 648        $ 508       $ 607
                                                              =======      =======     =======

--------------------------------------------------------------------------------
NOTE H--DEPOSITS
--------------------------------------------------------------------------------

     Total deposits consist of the following:

                                                            December 31,
                                                 -------------------------------
                                                      1997              1996
                                                 -------------     -------------
                                                          (In thousands)
Noninterest bearing                               $   227,508       $   193,579
Savings:
  Regular savings                                     337,203           299,411
  NOW accounts                                        197,493           193,274
  Money market deposits                               152,356           173,992
                                                 -------------     -------------
    Total savings                                     687,052           666,677

Time certificates of deposit                        1,027,436           890,885
                                                 -------------     -------------

    Total deposits                                $ 1,941,996       $ 1,751,141
                                                 =============     =============

      Time deposits with a minimum balance of $100,000 at December 31, 1997 and 1996 totaled $354,303,000 and $181,597,000, respectively. Brokered certificates of deposit at December 31, 1997 and 1996 amounted to $248,975,000 and $69,960,000, respectively.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     A summary of time certificates, by maturity, is as follows:

                                                    December 31, 1997                 December 31, 1996
                                                 -----------------------            ----------------------
                                                                Weighted                          Weighted
                                                                Average                           Average
                                                     Amount       Rate                Amount        Rate
                                                 -------------  --------            -----------   --------
                                                                    (Dollars in thousands)
Within one year                                   $   752,391     5.61%              $ 702,744       5.51%
After one year through three years                    262,803     5.87                 160,604       5.71
After three years through five years                   12,242     5.80                  27,537       6.19
                                                 -------------                      -----------

                                                  $ 1,027,436     5.68%              $ 890,885       5.57%
                                                 =============                      ===========

--------------------------------------------------------------------------------
NOTE I--ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON
--------------------------------------------------------------------------------

     A summary of advances from the Federal Home Loan Bank of Boston (FHLBB), by maturity, follows:

                                                  December 31, 1997                 December 31, 1996
                                              -------------------------          -------------------------
                                                                 Weighted                         Weighted
                                                                 Average                          Average
Maturity                                        Amount             Rate            Amount           Rate
--------                                      -----------        --------        -----------      --------
                                                                  (Dollars in thousands)
Within one year                                $ 246,800          5.80%           $ 219,734          5.83%
After one year through three years               203,772          6.14               25,875          5.57
After three years                                  3,183          4.89                  984          6.01
                                              -----------                        -----------

                                               $ 453,755          5.95%           $  246,593         5.80%
                                              ===========                        ===========

     The Banks also have available lines of credit with the FHLBB at an interest rate that adjusts daily. Borrowings under the lines are limited to $58,630,000 as of December 31, 1997. Additional credit may be available upon written request to the FHLBB. All borrowings from the FHLBB are secured by a blanket lien on certain qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the fair value of U.S. Government and federal agency securities.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE J--OTHER BORROWED FUNDS
--------------------------------------------------------------------------------

     The following summarizes other borrowed funds:

                                                                                  December 31,
                                                                          ----------------------------
                                                                             1997             1996
                                                                          -----------      -----------
                                                                                (In thousands)
Securities sold under agreements to repurchase:
  Retail                                                                   $ 114,239        $  81,267
  Wholesale:
    Short-term                                                                74,319           23,160
    Long-term                                                                  9,905                -
Other                                                                            147              323
                                                                          -----------      -----------

Total borrowed funds                                                       $ 198,610        $ 104,750
                                                                          ===========      ===========

     Retail securities sold under agreements to repurchase at December 31, 1997 and 1996 mature within three months at a weighted average interest rate of 4.69% and 4.49%, respectively. Short-term wholesale repurchase agreements mature within nine months at a weighted average interest rate of 6.13% and 5.50% at December 31, 1997 and 1996, respectively. The long-term wholesale repurchase agreement matures June 26, 2000 and bears interest at 6.39%. Other borrowed funds are secured by investment securities. See Note C - "Investment Securities."

--------------------------------------------------------------------------------
NOTE K--PREFERRED STOCK
--------------------------------------------------------------------------------

     The Company's preferred stock was converted to common stock on April 30, 1995, the mandatory conversion date.

--------------------------------------------------------------------------------
NOTE L--INCOME TAXES
--------------------------------------------------------------------------------

     The components of the provision for income taxes are as follows:

                                                               Years Ended December 31,
                                                     ----------------------------------------
                                                       1997            1996           1995
                                                     ---------      ----------     ----------
                                                                   (In thousands)
Current tax provision (benefit):
  Federal                                             $ 6,082        $  5,618       $  6,868
  State                                                  (565)            561            466
  Federal tax credits                                  (1,026)           (439)          (177)
                                                     ---------      ----------     ----------
    Total current                                       4,491           5,740          7,157
                                                     ---------      ----------     ----------

Deferred tax provision (benefit):
  Federal                                               2,319           5,767          2,926
  State                                                   987             992            547
Effect of tax law change                                    -               -             10
Effect of change in valuation allowance                     -            (623)          (578)
                                                     ---------      ----------     ----------
    Total deferred                                      3,306           6,136          2,905
                                                     ---------      ----------     ----------

    Provision for income taxes                        $ 7,797        $ 11,876       $ 10,062
                                                     =========      ==========     ==========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The components of the net deferred tax asset (liability) are as follows:

                                                      December 31,
                                              -------------------------
                                                 1997           1996
                                              ----------     ----------
                                                     (In thousands)
Deferred tax assets:
  Federal                                      $ 12,961       $ 12,595
  State                                           2,925          1,929
                                              ----------     ----------
    Total deferred tax assets                    15,886         14,524
                                              ----------     ----------

Deferred tax liabilities:
  Federal                                       (13,983)        (9,931)
  State                                          (2,875)        (1,145)
                                              ----------     ----------
    Total deferred tax liabilities              (16,858)       (11,076)
                                              ----------     ----------

Net deferred tax asset (liability)             $   (972)      $  3,448
                                              ==========     ==========

     A summary of the change in the net deferred tax asset (liability) is as follows:

                                                                          Years Ended December 31,
                                                                  -----------------------------------------
                                                                    1997            1996            1995
                                                                  ---------       ---------       ---------
                                                                               (In thousands)
Balance at beginning of year                                       $ 3,448         $ 6,909         $ 7,810
Deferred tax provision                                              (3,306)         (6,136)         (2,905)
Purchase accounting effects of leasehold
    residual acquisition                                                 -               -           6,907
Tax effects of net unrealized gains/losses on investment
    securities reflected in shareholders' equity                    (1,114)          2,675          (4,669)
Change in fiscal year - Community                                        -               -            (234)
                                                                  ---------       ---------       ---------

Balance at end of year                                             $  (972)        $ 3,448         $ 6,909
                                                                  =========       =========       =========

     For the six months ended December 31, 1995, Community recorded a deferred tax provision of $10,000 and a $224,000 increase in the tax effects of the net unrealized gain on investment securities reflected in shareholders' equity. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The tax effects of each type of income and expense item that give rise to deferred tax assets and liabilities are as follows:

                                                                December 31,
                                                         --------------------------
                                                           1997              1996
                                                         ---------        ---------
                                                               (In thousands)
Deferred tax assets:
  Allowance for loan and lease losses                     $ 7,961          $ 6,889
  Investment in leasehold residual                          3,266            4,354
  Alternative minimum tax credit carryforward               1,079            1,079
  State net operating loss carryforward                        40               40
  Deferred compensation                                     2,136              368
  Book reserves                                             1,298            1,016
  Other, net                                                  106              192
                                                         ---------        ---------
    Total deferred tax assets                              15,886           13,938
                                                         ---------        ---------

Deferred tax liabilities:
  Depreciation                                                480              701
  Deferred point income                                      (163)           1,217
  Mortgage loan origination fees                              844            1,125
  Consumer lease financing                                 12,903            5,986
  Net unrealized gains on investment securities
    available for sale                                      1,417              303
  Other, net                                                1,377            1,158
                                                         ---------        ---------
    Total deferred tax liabilities                         16,858           10,490
                                                         ---------        ---------

    Net deferred tax asset (liability)                    $  (972)         $ 3,448
                                                         =========        =========

     The change in the valuation allowance applicable to deferred tax assets is as follows:

                                                                      Years Ended December 31,
                                                               -------------------------------------
                                                                   1997         1996        1995
                                                               ---------     ---------     ---------
                                                                           (In thousands)
Balance at beginning of year                                    $     -       $   623       $ 1,335
Benefits generated by current year's operations                       -          (623)         (578)
Benefits lost                                                         -             -           (79)
Change in fiscal year - Community                                     -             -           (55)
                                                               ---------     ---------     ---------

Balance at end of year                                          $     -       $     -       $   623
                                                               =========     =========     =========

     For the six months ended December 31, 1995, Community recorded benefits generated by the current year's operations of $55,000. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

     SFAS No. 109 requires a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In prior years, the Company believed that uncertainty existed with respect to future realization of a portion of its capital loss carryforwards and with respect to deferred Massachusetts state tax assets. Therefore, the Company had established a valuation allowance relating to net operating and capital loss carryforwards. The valuation allowance was reversed to the extent that capital gains and ordinary income for state tax purposes in certain subsidiaries were realized.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     For CFX Bank and Orange Savings Bank, the base amounts of federal income tax reserves for loan losses are permanent differences for which there is no recognition of deferred tax liabilities. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

     At December 31, 1997, retained earnings include tax loan loss reserves of approximately $19,620,000 at the base year for which no provision for income taxes has been made. If, in the future, such amounts are used for any purpose other than to absorb loan losses, the Company will incur a tax liability at the current applicable income tax rates. The Company anticipates that the $19,620,000 of retained earnings will not be used for any purpose that would result in the payment of income taxes. The unrecognized deferred tax liability on such amount at December 31, 1997 is approximately $7,605,000.

     The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting income, with the effective income tax rate provided in the consolidated statements of income:

                                                       1997                           1996                        1995
                                             -----------------------       --------------------------   ------------------------
Years Ended December 31,                       Amount       Percent           Amount        Percent         Amount      Percent
---------------------------------            ---------     ---------       -----------     ----------   ------------   ---------
                                                                             (Dollars in thousands)
Income tax expense at the
  statutory rate                              $ 9,089         34%           $ 12,046          34%        $ 10,749         34%
Increase (decrease) resulting from:
  Tax-exempt interest income                     (515)        (2)               (528)         (1)            (556)        (2)
  Goodwill and deposit base
    intangible amortization                       199          1                 199           1              212          1
  Nondeductible merger expenses                 1,409          5                 872           2               75          1
  State income taxes, net of
    federal income tax benefit                    287          1                 990           3              679          2
  Cash surrender value                           (765)        (3)               (349)         (1)             (86)         -
  Low income housing tax credits               (1,026)        (4)               (439)         (1)            (177)        (1)
  Change in valuation allowance                     -          -                (623)         (2)            (578)        (2)
  Other, net                                     (881)        (3)               (292)         (1)            (256)        (1)
                                             ---------       ----          ----------        ----       ----------       ----

Income tax expense                            $ 7,797         29%           $ 11,876          34%        $ 10,062         32%
                                             =========       ====          ==========        ====       ==========       ====

--------------------------------------------------------------------------------
NOTE M--CHARGES RELATED TO CFX FUNDING
--------------------------------------------------------------------------------

      In the fourth quarter of 1997, the Company recorded a $7,206,000 charge to earnings related to the resolution of a dispute between the Company and a credit insurer regarding the origination and servicing by CFX Funding of certain equipment leases held in four securitized leased pools, and the decision to discontinue future operations of CFX Funding with respect to its lease securitization business.

      The charge of $7,206,000 includes $1,207,000 of advances on third-party letters of credit that were guaranteed by the Company, $2,500,000 to settle a dispute with a credit insurer, and $2,800,000 applicable to a loss reserve established by the Company for future credit losses in the insured lease pools. In conjunction with the settlement with the credit insurer, the Company has agreed to reimburse the credit insurer for payments made to investors in four securitized lease pools on claims made after December 18, 1997, and the Company is entitled to all recoveries on defaulted leases held in such pools after such date. The reserve, included in other liabilities in the consolidated balance sheet, is an estimate based on historical and projected performance of the leases. Future changes in the estimate, if any, will be reflected in earnings as identified. At December 31, 1997, lease balances aggregating $19,200,000 were held in the four securitized lease pools.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE N--EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

      The Company's employee benefit plans are summarized below:

   -----------------------------------------------------------------------------
   MULTI-EMPLOYER PENSION PLAN
   -----------------------------------------------------------------------------

      During 1996, CFX Corporation and certain subsidiaries terminated their defined benefit pension plans, and transferred plan assets to a multi-employer plan in amounts that would effectively settle the plans' accumulated benefit obligations as of January 1, 1996. As a result, the Company recognized settlement and curtailment gains totaling $877,000 in 1996. The multi-employer plan is a defined benefit pension plan that covers all eligible employees of CFX Corporation, CFX Bank (excluding former employees of Community and Portsmouth) and Safety Fund National Bank. Pension expense attributable to the plan for the years ended December 31, 1997 and 1996 was $396,000 and $479,000, respectively.

   -----------------------------------------------------------------------------
   SINGLE-EMPLOYER PENSION PLANS
   -----------------------------------------------------------------------------

      The following table sets forth the funded status of the Company's single-employer defined benefit plans and amounts recognized in the Company's consolidated balance sheets:

                                                                              December 31,
                                                                       ------------------------
                                                                         1997          1996
                                                                       ----------    ----------
                                                                            (In thousands)
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including vested
    benefits of $2,905,000 in 1997 and $2,619,000 in 1996               $ (3,081)     $ (2,759)
                                                                       ==========    ==========

Projected benefit obligation for service rendered to date               $ (4,353)     $ (4,668)
Plan assets at fair value                                                  6,678         5,817
                                                                       ----------    ----------
Excess of plan assets over projected benefit obligation                    2,325         1,149
Unrecognized net gain from past experience different
  from that assumed and effects of changes in assumptions                 (2,169)         (570)
Prior service cost not yet recognized in net periodic pension cost           396            28
Unrecognized net assets at end of year                                      (634)         (704)
                                                                       ----------    ----------

Accrued pension cost included in other liabilities                      $    (82)     $    (97)
                                                                       ==========    ==========

     Net pension expense attributable to these plans includes the following components:

                                                               Years Ended December 31,
                                                    ----------------------------------------------
                                                      1997              1996                 1995
                                                    -------           -------             --------
                                                                   (In thousands)
Service cost - benefits earned during the period     $ 431             $ 387               $  850
Interest cost on projected benefit obligation          298               307                  694
Actual return on plan assets                          (889)             (648)                (225)
Net amortization and deferral                          318               164                 (584)
                                                    -------           -------             --------

                                                     $ 158             $ 210               $  735
                                                    =======           =======             ========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   SINGLE-EMPLOYER PENSION PLANS (CONCLUDED)
   -----------------------------------------------------------------------------

     Assumptions used in determining the actuarial present value of the projected benefit obligation under these plans, and the expected long-term rate of return on plan assets, are as follows:

                                                    Years Ended December 31,
                                           --------------------------------------------
                                              1997              1996            1995
                                           ----------        ----------      ----------
Weighted average discount rates             7.0%-7.5%           7.5%         7.25%-8.0%
Annual salary increases                     5.0%-6.0%        5.0%-6.0%        5.0%-6.0%
Expected return on plan assets              7.5%-8.0%        7.5%-8.0%        7.5%-8.0%

   -----------------------------------------------------------------------------
   401(K) PLAN
   -----------------------------------------------------------------------------

     The Company's 401(k) plan expense for the years ended December 31, 1997, 1996 and 1995 amounted to $1,009,000, $838,000 and $739,000, respectively.

   -----------------------------------------------------------------------------
   SUPPLEMENTAL PENSION AND DEFERRED COMPENSATION PLANS
   -----------------------------------------------------------------------------

     The Company makes payments to certain current and retired officers with supplemental retirement and deferred compensation agreements. The cost of these agreements is accrued but not funded. The Company purchased corporate-owned life insurance policies on the lives of the retirees. The death benefits are payable to the Company and will assist in the funding of the deferred compensation liability. The Company will recover the costs of premium payments from the cash value of these policies.

--------------------------------------------------------------------------------
NOTE O--STOCK COMPENSATION PLANS
--------------------------------------------------------------------------------

      At December 31, 1997, the Company has stock-based compensation plans as described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for the plans. Accordingly, no compensation cost has been recognized for the option plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                 Years Ended December 31,
                                                   ---------------------------------------------------
                                                     1997                 1996                 1995
                                                   --------             --------            ----------
                                                         (In thousands, except per share data)
Net income available to common stock:
  As reported                                       $ 18,934             $ 23,553            $ 21,465
  Pro forma                                           17,754               23,370              20,835
Earnings per share:
  As reported                                       $   0.79             $   1.01            $   0.93
  Pro forma                                             0.74                 1.00                0.90
Earnings per share, assuming dilution:
  As reported                                       $   0.78             $   0.99            $   0.89
  Pro forma                                             0.73                 0.98                0.86

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   FIXED STOCK OPTION PLANS
   -----------------------------------------------------------------------------

     The Company has stock option plans whereby options may be granted to certain key employees and directors of the Company and its subsidiaries to purchase shares of common stock of the Company at a price not less than fair value at the date of grant.

     Both incentive stock options and nonqualified stock options may be granted pursuant to the option plans. A total of 658,000 shares of authorized but unissued common stock of the Company has been reserved for issuance pursuant to incentive stock options granted under the option plans, and 443,000 shares of authorized but unissued common stock have been reserved for issuance pursuant to nonqualified stock options granted. The options are exercisable over a period not to exceed ten years from the date of grant.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                        Years Ended December 31,
                            -------------------------------------------
                                 1997             1996          1995
                            --------------  --------------- ------------
Dividend yield                    4.0%            5.5%            5.2%
Expected life                9.8 years       6.9 years       6.9 years
Expected volatility              32.0%           29.0%           29.0%
Risk-free interest rate           6.2%            5.8%            5.4%

     Changes in the status of options are summarized as follows:

December 31,                                1997                                1996                            1995
---------------------------------  ----------------------------        -----------------------------  ---------------------------
                                                      Weighted                              Weighted                     Weighted
                                                      Average                               Average                      Average
                                                      Exercise                              Exercise                     Exercise
                                   Options              Price          Options               Price    Options             Price
                                   -------            ---------        -------              --------  -------            --------
                                                                        (Options in Thousands)
Outstanding at beginning
    of year                         1,321              $  8.57          1,713                $ 7.40    1,549              $ 5.93
Granted                               266                20.37            101                 13.32      373               12.66
Excercised                           (471)                7.12           (488)                 5.60     (199)               5.56
Cancelled                             (19)               12.08             (5)                10.26       (6)               5.39
Change in fiscal year - Community       -                 -                 -                  -          (4)               -
                                   -------            ---------        -------              --------  -------            --------
Outstanding at end of year          1,097              $ 11.96          1,321                $ 8.57    1,713              $ 7.40
                                   =======            =========        =======              ========  =======            ========
Exercisable at end of year          1,089              $ 12.00          1,287                $ 8.64    1,645              $ 7.44
                                   =======            =========        =======              ========  =======            ========
Weighted average fair value
    of options granted during
    the year                              $ 27.12                              $ 17.20                      $ 16.22

     For the six months ended December 31, 1995, option activity relating to Community was as follows: 2,000 options granted, 5,000 options exercised and 1,000 options cancelled at weighted average exercise prices of $7.93, $4.44 and $4.73, respectively. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   FIXED STOCK OPTION PLANS (CONCLUDED)
   -----------------------------------------------------------------------------

     Information pertaining to options outstanding at December 31, 1997 is as follows:

                                                         Options Outstanding                             Options Exercisable
                                       -------------------------------------------------------      -----------------------------
                                                               Weighted
                                                               Average               Weighted                           Weighted
                                                              Remaining              Average                            Average
                                                             Contractual             Exercise                           Exercise
Range of Exercise Prices                 Number                  Life                 Price          Number              Price
------------------------               ---------             -----------            ----------      --------           ----------
                                                                            (Options in thousands)
     $ 0.47 - $7.78                       386                  1.75 years          $   5.71            378              $   5.69
       7.88 - 14.29                       449                  6.61                   12.27            449                 12.27
      15.38 - 20.88                       262                  9.71                   20.64            262                 20.64
                                       -------                                                      -------

                                        1,097                  5.64 years          $  11.96          1,089              $  12.00
                                       =======                                                      =======


   -----------------------------------------------------------------------------
   EMPLOYEE STOCK PURCHASE PLAN
   -----------------------------------------------------------------------------

     The Company has an employee stock purchase plan (the Stock Purchase Plan) that generally permits any employee who has completed at least six months of service with the Company or any of its subsidiaries to purchase shares of CFX common stock by means of regular payroll deductions. The Stock Purchase Plan was originally adopted by the Company's board of directors on March 2, 1992, was approved by the Company's shareholders on June 24, 1992, and became effective on September 15, 1992. The Company's board of directors approved an Amended and Restated Stock Purchase Plan on December 10, 1996, and the Company's shareholders approved the amended plan at the annual shareholders' meeting held on July 30, 1997.

     Under the Stock Purchase Plan, as amended, the Company may make any number of stock offerings, each of which may not exceed one year in duration.
   There is no limit on the number of shares that can be offered in any stock offering. Each offering affords eligible participating employees the right to purchase shares of the Company's common stock at a price determined by the Company's board of directors prior to each offering, provided that the price must be no less than 85% and no more than 100% of the fair market value of the Company's common stock on the date an offering is commenced or the date an offering is terminated, whichever is less. Purchases under the Stock Purchase Plan are made by means of payroll deductions during the offering period; the amount deducted must be a whole number percentage of a participating employee's base pay from 1% to 7%. If an offering is oversubscribed, the Company makes a pro rata allocation of the shares offered.

     Purchase discounts have not been material to date and, accordingly, no compensation cost has been recognized.

   -----------------------------------------------------------------------------
   EMPLOYEE STOCK OWNERSHIP PLANS
   -----------------------------------------------------------------------------

     In connection with the acquisitions of Community and Portsmouth, the Company assumed their respective Employee Stock Ownership Plans (Plans). Employees were generally eligible to participate in the Plans after reaching age twenty-one and completing one year of service. Certain shares previously acquired by the Plans had been acquired with proceeds of loans from unrelated third parties. Community and Portsmouth had made contributions to the Plans in amounts sufficient to satisfy the debt service requirements of the Plans, and as debt was paid down, shares were allocated to participants. At December 31, 1997, all shares held by the Plans were fully allocated to participants.

     Contribution expense applicable to the Plans amounted to $122,000 and $168,000 for the years ended December 31, 1996 and 1995, respectively. The Company does not expect to make future contributions to the Plans.

--------------------------------------------------------------------------------
NOTE P--COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

      In the ordinary course of business, there are outstanding commitments and contingencies which are not reflected in the accompanying consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   EMPLOYMENT AND SPECIAL TERMINATION AGREEMENTS
   -----------------------------------------------------------------------------

     The Company has entered into employment agreements with four senior executives. The agreements provide for automatic one-year extensions unless either party elects to limit the agreement to its then existing term, and generally provide for a specified minimum annual compensation and the continuation of benefits currently received, including provisions following a "Change of Control." However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. In addition to the above agreements, the Company has entered into special termination agreements with certain additional senior executives. The agreements generally provide for certain lump sum or periodic severance payments following a "Change in Control" as defined in the agreements. The impending acquisition of the Company by Peoples Heritage Financial Group, Inc. constitutes a "change in control" for certain senior executives. See Note W
   - "Acquisition of the Company".

   -----------------------------------------------------------------------------
   INVESTMENTS IN LIMITED PARTNERSHIPS
   -----------------------------------------------------------------------------

     At December 31, 1997, the Company was committed to invest $4,202,000 in eight real estate development limited partnerships. At December 31, 1997 and 1996, the Company had $8,013,000 and $3,011,000, respectively, invested in such partnerships, which are included in other assets.

   -----------------------------------------------------------------------------
   LEASE SECURITIZATION
   -----------------------------------------------------------------------------

     In connection with the lease securitization transactions completed by CFX Funding, the Company had guaranteed a portion of the loss reserve accounts by executing letters of credit arrangements with third party lenders. During 1997, the letters of credit were advanced and paid by the Company in the amount of $1,217,000. See Note M - "Charges Related to CFX Funding."

   -----------------------------------------------------------------------------
   OPERATING LEASE COMMITMENTS
   -----------------------------------------------------------------------------

     Pursuant to the terms of noncancelable lease agreements in effect at December 31, 1997, pertaining to banking premises and equipment, future minimum rent commitments are as follows:

Years Ending December 31,                                   (In thousands)
-------------------------
              1998                                             $ 1,238
              1999                                               1,113
              2000                                                 960
              2001                                                 700
              2002                                                 340
           Thereafter                                            2,058
                                                              ---------

                                                               $ 6,409
                                                              =========

     Certain of the leases include options to renew for periods ranging from 5 to 15 years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to $936,000, $1,017,000 and $817,000, respectively.

   -----------------------------------------------------------------------------
   OTHER CONTINGENCIES
   -----------------------------------------------------------------------------

     Various legal claims also arise from time to time in the ordinary course of business which, in the opinion of management, will have no material effect on the Company's consolidated financial statements.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE Q--RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

      In the ordinary course of business, the Company makes loans to directors, officers and their associates and affiliated companies (related parties) at substantially the same terms, including interest rates and collateral, as those prevailing at the time of origination for comparable transactions with other borrowers.

     The total amounts due from directors, officers and their associates were $6,210,000 and $6,822,000 at December 31, 1997 and 1996, respectively.
   During the year ended December 31, 1997, new loans totaling $3,259,000 were made, and reductions were made to outstanding loan balances totalling $3,871,000, of which $870,000 was from repayments and $3,001,000 was attributable to directors no longer being affiliated with the Company.

     During the years ended December 31, 1997 and 1996, payments amounting to $477,000 and $695,000, respectively, were made by the Company to a construction company in which a director holds a 100% ownership interest, for renovations to banking facilities of the Company.

     Prior to January 1, 1996, Community from time to time originated automobile consumer finance contracts through an automobile dealership owned and operated by one of its directors, subject to Community's credit approval, on terms comparable to those accorded other dealers. The Director currently has no continuing relationships with the dealership. Contracts amounting to $319,000 during the six months ended December 31, 1995 and $1,003,000 during the fiscal year ended June 30, 1995 were originated through the dealership.

--------------------------------------------------------------------------------
NOTE R--DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

      The Company uses certain derivative financial instruments in managing the interest rate risk included in the consolidated balance sheet.

     Derivative instruments are monitored regularly to assess market price changes. On at least a monthly basis, rate change analyses are done in order to assess potential market risk in changing interest rate environments. When the price volatility of derivative instruments varies from the price volatility of assets being hedged, positions are adjusted to maintain an appropriate match.

     The Company includes all off-balance sheet and derivative positions in its analysis of interest rate risk. Increases and decreases of both 100 and 200 basis points are analyzed in order to determine anticipated changes in earnings and market values.

     The detail on the specific financial instruments used is as follows:

   -----------------------------------------------------------------------------
   INTEREST RATE AGREEMENTS
   -----------------------------------------------------------------------------

     Interest-rate swaps generally involve the exchange of fixed and floating-rate interest obligations without the exchange of the underlying principal amounts. The Company typically becomes a principal in the exchange of interest payments between the parties and, therefore, is exposed to loss should one of the parties default. The Company minimizes this risk by performing normal credit reviews on its swap counterparties. Notional principal amounts often are used to express the volume of these transactions, but the amounts potentially subject to credit risk are much smaller.

     Interest rate floor agreements provide for the receipt of interest to the extent that the three-month LIBOR is less than the specified rate.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

   -----------------------------------------------------------------------------
   INTEREST RATE AGREEMENTS (CONCLUDED)
   -----------------------------------------------------------------------------

     At December 31, 1997 and 1996, interest rate agreements were comprised of the following:

     Assets                        Interest                Interest          Notional              Maturity          Unrealized
     Hedged                        Received                  Paid             Amount                 Date               Gain
---------------------         --------------------        ----------        ----------            ----------        ------------
                                                                      (Dollars in thousands)
DECEMBER 31, 1997:

Variable rate                      Variable -                 N/A            $ 10,000               02/15/00            $ 113
    commercial loans          LIBOR floor (6.25%)

Variable rate                      Variable -                 N/A            $ 10,000               06/03/99            $  22
    commercial loans          LIBOR floor (5.75%)

DECEMBER 31, 1996:

Variable rate                    Fixed - 7.95%             Variable -         $ 5,000               12/16/97            $  99
    commercial loans                                      3 mo. LIBOR

Variable rate                      Variable -                 N/A            $ 10,000               02/15/00            $ 174
    commercial loans          LIBOR floor (6.25%)

Variable rate                      Variable -                 N/A            $ 10,000               06/03/99            $  74
    commercial loans          LIBOR floor (5.75%)

   -----------------------------------------------------------------------------
   FINANCIAL OPTION CONTRACTS
   -----------------------------------------------------------------------------

     The Company periodically uses financial options to hedge interest rate exposure generally on secondary mortgage market operations. Options are contracts that allow the holder of the option to purchase or sell a financial instrument at a specified price within a specified period of time. For most options transactions, the Company uses recognized and centralized exchanges for execution. These exchanges act as the counterparty to all transactions, thereby minimizing the credit risk of market participants. Option contracts are used explicitly for hedge purposes and are not undertaken for speculation. The Company's intent and general practice is to liquidate option contract obligations before stated exercise or delivery dates through established market transactions. The Company does not generally intend to deliver or receive the securities underlying option contracts, but may execute delivery or receipt if it is financially prudent to do so. At December 31, 1996, to hedge mortgage loans held for sale, the Company held put options (the option to sell securities at a stated price within a specified term) on 30-year treasury obligations totaling $4,000,000 and covered call options on 5-year treasury obligations totaling $10,000,000 extending through March 1997. The unrealized gain on the option contracts at December 31, 1996 was $189,000. There were no options outstanding at December 31, 1997.

--------------------------------------------------------------------------------
NOTE S--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET LENDING RISK
--------------------------------------------------------------------------------

      In addition to using derivative financial instruments to manage interest rate risk (see Note R), the Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and forward delivery contracts. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets.

     The Company's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of these specific instruments. The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance sheet instruments.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     At December 31, 1997 and 1996, the following financial instruments were outstanding:

                                                                           Contract or
                                                                         Notional Amount
                                                                    ----------------------------
                                                                           December 31,
                                                                    ----------------------------
                                                                      1997               1996
                                                                    ----------        ----------
                                                                          (In thousands)
Financial instruments for which contract amounts
  represent credit risk:
    Commitments to originate and purchase loans                      $ 79,750          $ 70,267
    Unadvanced funds on lines of credit                               210,547           177,312
    Standby letters of credit                                           6,840             4,259
    Loans sold with credit enhancements                                 8,713            17,147
    Leases serviced with credit enhancements                           19,200                 -
Financial instruments for which contract amounts
  exceed credit risk:
    Outstanding forward delivery contracts                             56,827            99,371

     A commitment to extend credit is an agreement to provide financing to a customer contingent upon compliance with all conditions established in the contract. A commitment generally has a fixed expiration date or other termination clause and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on an individual basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's evaluation of the counterparty. The collateral held varies but may include cash, accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and residential real estate.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These commitments are primarily issued to support private borrowing arrangements on a short-term basis. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     The Company has periodically sold automobile loans with credit enhancements that obligate the Company to assume a certain portion of credit losses should they occur. In connection with CFX Funding, the Company has agreed to reimburse a credit insurer for payments made to investors in four securitized lease pools on claims made after December 18, 1997. See Note M
   - "Charges Related to CFX Funding."

     Forward delivery contracts are contracts for delayed delivery of mortgage loans or mortgage- backed securities in which the Company agrees to make delivery at a specified future date of a specified instrument, at a specified price or yield. Credit risk to the Company arises from the possible inability of counterparties to meet the terms of their contracts. In the event of nonacceptance by the counterparty, the Company would be subject to the credit risk of the loans retained. These loans would have been originated in the ordinary course of business complying with the Company's standard credit evaluation and collateral requirements. Failure to fulfill delivery requirements for these contracts may result in payment of fees to certain investors.

--------------------------------------------------------------------------------
NOTE T--FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     CASH AND CASH EQUIVALENTS: The carrying amounts of cash and short-term instruments approximate fair values.

     INTEREST BEARING DEPOSITS WITH OTHER BANKS: The carrying values of interest bearing deposits with other banks approximate fair values.

     RESTRICTED SECURITIES: The carrying values of Federal Home Loan Bank of Boston and Federal Reserve Bank of Boston stock approximate fair value, based on redemption provisions.

     INVESTMENT SECURITIES: Fair values of all other investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on market prices of comparable instruments.

     MORTGAGE LOANS HELD FOR SALE: Fair values of mortgage loans held for sale are determined taking into consideration commitments on hand from investors and prevailing market prices.

     LOANS AND LEASES (LOANS): Fair values of variable-rate loans that reprice frequently and have no significant change in credit risk, are based on carrying values. Fair values for other loans are estimated using discounted cash flow analyses which use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

     DEPOSITS: Fair values disclosed for demand deposits (non-interest bearing deposits, savings and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     ADVANCES FROM THE FEDERAL HOME LOAN BANK OF BOSTON: The carrying amounts of advances from the Federal Home Loan Bank of Boston maturing within 90 days approximate their fair values. The fair values of other advances are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of advances.

     OTHER BORROWED FUNDS: The fair values of other borrowed funds are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     ACCRUED INTEREST: The carrying amounts of accrued interest approximate fair value.

     OFF-BALANCE-SHEET INSTRUMENTS: Fair values for options, swaps and interest rate agreements are based on quoted market prices. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     The estimated fair values, and related carrying amounts or notional amounts, of the Company's financial instruments are as follows:

                                                                                    December 31,
                                                           ------------------------------------------------------------------
                                                                        1997                                 1996
                                                           ----------------------------           ---------------------------
                                                             Carrying         Fair                 Carrying           Fair
                                                              Amount         Value                  Amount           Value
                                                           ------------     -----------           -----------     -----------
                                                                                      (In thousands)
Financial assets:
  Cash and cash equivalents                                 $   94,636     $   94,636             $  131,106     $   131,106
  Interest bearing deposits with other banks                        35             35                    287             287
  Securities available for sale                                534,550        534,550                414,896         414,896
  Securities held to maturity                                   28,184         28,495                104,682         104,783
  Mortgage loans held for sale                                  37,737         37,966                 16,967          17,078
  Loans and leases, net                                      2,012,958      2,006,592              1,574,067       1,570,046
  Accrued interest receivable                                   16,800         16,800                 15,384          15,384

Financial liabilities:
  Deposits                                                   1,941,996      1,946,654              1,751,141       1,754,594
  Advances from Federal Home
    Loan Bank of Boston                                        453,755        453,669                246,593         246,568
  Other borrowed funds                                         198,610        198,610                104,750         104,750
  Accrued interest payable                                      12,148         12,148                  5,297           5,297


                                                                                      December 31,
                                                             ----------------------------------------------------------------
                                                                      1997                                    1996
                                                             -------------------------             --------------------------
                                                             Notional           Fair                Notional           Fair
                                                              Amount           Value                 Amount           Value
                                                             ----------       --------             ----------        --------
                                                                                     (In thousands)
Unrecognized financial instruments:
  Commitments to originate and purchase loans                 $ 79,750        $  (266)              $ 70,267          $ (212)
  Standby letters of credit                                      6,840            (69)                 4,259              (2)
  Unadvanced funds on lines of credit                          210,547         (1,320)               177,312            (558)
  Interest-rate swap agreements                                      -              -                  5,000              99
  Financial option contracts (long position)                         -              -                  4,000              37
  Financial option contracts (short position)                        -              -                 10,000             152
  Interest-rate floor agreements                                20,000            135                 20,000             248

--------------------------------------------------------------------------------
NOTE U--REGULATORY CAPITAL REQUIREMENTS AND OTHER RESTRICTIONS
--------------------------------------------------------------------------------

      The Company (on a consolidated basis) and each Bank (on a consolidated basis) are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and/or the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Holding companies are not subject to the prompt corrective action standards.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Company and the Banks meet all capital adequacy requirements to which they are subject.

     As of December 31, 1997, the most recent notifications from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, they must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notifications that management believes have changed these categories. The entities' actual capital amounts and ratios are also presented in the tables.

                                                                                                               Minimum
                                                                                                             To Be Well
                                                                                  Minimum                 Capitalized Under
                                                                                for Capital               Prompt Corrective
                                                      Actual                 Adequacy Purposes            Action Provisions
                                            -------------------------    -------------------------       ---------------------
DECEMBER 31, 1997                             Amount         Ratio          Amount          Ratio         Amount        Ratio
                                            ----------      ---------    ------------      -------       --------      -------
                                                                         (Dollars in thousands)
Total Capital to Risk Weighted Assets:
    Consolidated CFX Corporation             $ 256,677         14.3%       $ 143,939         8.0%            N/A           N/A
        CFX Bank                               181,695         11.6          125,083         8.0         $ 156,354         10.0%
        Safety Fund National Bank               25,582         12.8           16,081         8.0            20,102         10.0
        Orange Savings Bank                     10,336         21.3            3,842         8.0             4,803         10.0

Tier 1 Capital to Risk Weighted Assets:
    Consolidated CFX Corporation               234,779         13.0           71,970         4.0              N/A          N/A
        CFX Bank                               167,033         10.7           62,541         4.0            93,812         6.0
        Safety Fund National Bank               23,032         11.5            8,041         4.0            12,061         6.0
        Orange Savings Bank                      9,730         20.1            1,921         4.0             2,882         6.0

Tier 1 Capital to Average Assets:
    Consolidated CFX Corporation               234,779          8.3          113,892 -       4.0-             N/A          N/A
                                                                             142,365         5.0
        CFX Bank                               167,033          6.8           97,882 -       4.0-          122,352         5.0
                                                                             122,352         5.0
        Safety Fund National Bank               23,032          6.8           13,567 -       4.0-           16,959         5.0
                                                                              16,959         5.0
        Orange Savings Bank                      9,730         11.1            3,512 -       4.0-            4,391         5.0
                                                                               4,391         5.0

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                                                                     Minimum
                                                                                                                   To Be Well
                                                                                       Minimum                  Capitalized Under
                                                                                     for Capital                Prompt Corrective
                                                           Actual                 Adequacy Purposes             Action Provisions
                                                 -------------------------    --------------------------  -------------------------
DECEMBER 31, 1996                                  Amount          Ratio          Amount          Ratio     Amount          Ratio
                                                 -----------      --------    -------------     --------  ----------       --------
                                                                            (Dollars in thousands)
Total Capital to Risk Weighted Assets:
  Consolidated CFX Corporation                    $ 136,210         14.8%      $ 73,875            8.0%       N/A             N/A
      CFX Bank                                       86,845         12.2         57,110            8.0     $ 71,388          10.0%
      Safety Fund National Bank                      24,345         13.9         14,048            8.0       17,560          10.0
      Orange Savings Bank                            10,108         20.9          3,859            8.0        4,823          10.0
  Consolidated Community Bankshares, Inc.            44,322         11.3         31,528            8.0       N/A              N/A
      Concord Savings Bank                           33,998         10.8         25,090            8.0       31,362          10.0
      Centerpoint Bank                                8,418         10.4          6,506            8.0        8,133          10.0
  Consolidated Portsmouth Bank Shares, Inc.          65,493         57.1          9,175            8.0       N/A              N/A
      Portsmouth Savings Bank                        46,547         40.6          9,175            8.0       11,468          10.0

Tier 1 Capital to Risk Weighted Assets:
  Consolidated CFX Corporation                      124,615         13.5         36,938            4.0       N/A              N/A
    CFX Bank                                         78,912         11.0         28,555            4.0       42,833           6.0
    Safety Fund National Bank                        22,090         12.6          7,024            4.0       10,536           6.0
    Orange Savings Bank                               9,503         19.7          1,929            4.0        2,894           6.0
  Consolidated Community Bankshares, Inc.            40,417         10.3         15,764            4.0       N/A              N/A
    Concord Savings Bank                             30,974          9.9         12,545            4.0       18,817           6.0
    Centerpoint Bank                                  7,537          9.3          3,253            4.0        4,880           6.0
  Consolidated Portsmouth Bank Shares, Inc.          64,806         56.5          4,588            4.0       N/A              N/A
    Portsmouth Savings Bank                          45,860         40.0          4,587            4.0        6,881           6.0

Tier 1 Capital to Average Assets:
  Consolidated CFX Corporation                      124,615          8.0         62,323 -          4.0 -     N/A              N/A
                                                                                 77,903            5.0
    CFX Bank                                         78,912          6.8         46,406 -          4.0 -     58,008           5.0
                                                                                 58,008            5.0
    Safety Fund National Bank                        22,090          7.0         12,568 -          4.0 -     15,710           5.0
                                                                                 15,710            5.0
    Orange Savings Bank                               9,503          9.8          3,870 -          4.0 -      4,837           5.0
                                                                                  4,837            5.0
  Consolidated Community Bankshares, Inc.            40,417          7.4         21,814 -          4.0 -     N/A              N/A
                                                                                 27,268            5.0
    Concord Savings Bank                             30,974          7.0         17,605 -          4.0 -     22,006           5.0
                                                                                 22,006            5.0
    Centerpoint Bank                                  7,537          6.8          4,461 -          4.0 -      5,577           5.0
                                                                                  5,577            5.0
  Consolidated Portsmouth Bank Shares, Inc.          64,806         24.8         10,436 -          4.0 -     N/A              N/A
                                                                                 13,045            5.0
    Portsmouth Savings Bank                          45,860         17.6         10,435 -          4.0 -     13,043           5.0
                                                                                 13,043            5.0

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

     Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans and advances. Applicable rules prohibit the payment of a cash dividend by the Banks if the effect thereof would cause the net worth of the Banks to be reduced below applicable net worth requirements.

     Accordingly, approximately $146,000,000 of the Company's equity in the net assets of the Banks was restricted at December 31, 1997.

     Under Federal Reserve regulations, the Banks are also limited as to the amount they may loan to the Company, unless such loans are collateralized by specified obligations. At December 31, 1997, the maximum amount available for transfer from the Banks to the Company in the form of loans approximated $22,169,000.

--------------------------------------------------------------------------------
NOTE V-- MORTGAGE LOAN SERVICING
--------------------------------------------------------------------------------

      Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $1,355,000,000 and $1,116,000,000 at December 31, 1997 and 1996, respectively. Substantially all loans serviced for others were sold without recourse provisions.

     The following is an analysis of the changes in the carrying values of mortgage servicing rights:

                                               Years Ended December 31,
                                        --------------------------------------
                                           1997          1996           1995
                                        ---------    ----------     ----------
                                                    (In thousands)
Balance at beginning of year             $ 7,644      $ 6,886        $ 4,207
Additions                                  5,033        2,321          3,255
Sales                                     (1,993)           -              -
Amortization                              (1,790)      (1,563)          (525)
Change in fiscal year - Community              -            -            (51)
                                        ---------    ----------     ----------

Balance at end of year                   $ 8,894      $ 7,644        $ 6,886
                                        =========    ==========     ==========


     For the six months ended December 31, 1995, Community recorded additions to mortgage servicing rights of $150,000 and amortization of $201,000. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

     At December 31, 1997 and 1996, the fair value of capitalized mortgage servicing rights was $16,384,000 and $10,179,000, respectively. There were no valuation allowances for mortgage servicing rights for the years ended December 31, 1997, 1996 and 1995.

--------------------------------------------------------------------------------
NOTE W-- ACQUISITION OF THE COMPANY
--------------------------------------------------------------------------------

     On October 27, 1997, the Company announced that it entered into a definitive agreement to be acquired by Peoples Heritage Financial Group, Inc. (Peoples Heritage), a multi-bank and financial services holding company headquartered in Portland, Maine. Under the terms of the agreement, each of CFX's outstanding shares of common stock will be converted into .667 shares of Peoples Heritage common stock. The agreement was subject to approval by shareholders of both companies, which was obtained on February 9, 1998, and to approval by regulatory authorities. The transaction is anticipated to be a tax-free reorganization to the shareholders of the Company (other than cash received in lieu of any fractional shares) and is anticipated to be accounted for as a pooling-of-interests. In connection with the agreement, CFX has granted to Peoples Heritage an option to acquire up to 19.9 percent of the outstanding shares of CFX common stock under certain circumstances. Additionally, Peoples Heritage has granted CFX an option to acquire up to
   10.0 percent of the outstanding shares of Peoples Heritage common stock under certain circumstances.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE X--CFX CORPORATION (PARENT-COMPANY-ONLY) CONDENSED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                 BALANCE SHEETS

                                                                                  December 31,
                                                                          ----------------------------
                                                                               1997          1996
                                                                          ------------     -----------
                                                                                (In thousands)
Assets:
    Cash and due from banks                                                $     325        $   1,800
    Interest-bearing deposits with bank subsidiaries                          31,227           21,409
    Securities held to maturity                                                    -              320
    Securities available for sale                                                 29              130
    Receivables from subsidiaries                                              1,907            7,992
    Investment in bank subsidiaries                                          210,661          204,963
    Other assets                                                               7,207            5,856
                                                                          ------------     -----------

                                                                           $ 251,356        $ 242,470
                                                                          ============     ===========

Liabilities                                                                $   5,639        $   2,633
Shareholders' equity                                                         245,717          239,837
                                                                          ------------     -----------

                                                                           $ 251,356        $ 242,470
                                                                          ============     ===========


                              STATEMENTS OF INCOME

                                                                                  Years Ended December 31,
                                                                       --------------------------------------------
                                                                         1997               1996           1995
                                                                       ----------         ----------     ----------
                                                                                        (In thousands)
Interest and dividend income                                            $    850           $    951       $  1,042
Dividends from subsidiaries                                               20,025             17,163          9,848
Management fee from subsidiaries                                               -                308            131
Gain on sale of investment securities                                        113                  1             28
                                                                       ----------         ----------     ----------
                                                                          20,988             18,423         11,049
General and administrative expenses                                        6,735              2,597          1,253
                                                                       ----------         ----------     ----------
Income before income taxes and equity in
    undistributed net income of subsidiaries                              14,253             15,826          9,796
Income tax expense (benefit)                                                (735)               110            (27)
                                                                       ----------         ----------     ----------

Income before equity in undistributed net income
    of subsidiaries                                                       14,988             15,716          9,823

Equity in undistributed net income of subsidiaries                         3,946              7,837         11,731
                                                                       ----------         ----------     ----------

        Net income                                                      $ 18,934           $ 23,553       $ 21,554
                                                                       ==========         ==========     ==========

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
                                                                                 -----------------------------------------
                                                                                    1997            1996           1995
                                                                                 ----------      ----------     ----------
                                                                                               (In thousands)
Cash flows from operating activities:
    Net income                                                                    $ 18,934        $ 23,553       $ 21,554
    Adjustments to reconcile net income to net cash
        provided by operating activities:
          Net deferred income tax provision (benefit)                                  (24)              1              9
          Gain on sale of investment securities                                       (113)             (1)           (28)
          Equity in undistributed net income of subsidiaries                        (3,946)         (7,837)       (11,731)
          Net change in other assets and other liabilities                             513          (1,984)        (2,122)
                                                                                 ----------      ----------     ----------
                          Net cash provided by operating activities                 15,364          13,732          7,682
                                                                                 ----------      ----------     ----------

Cash flows from investing activities:
    Capital contribution to subsidiary                                                   -            (200)          (200)
    Net decrease (increase) in interest bearing deposits with bank subsidiaries     (9,818)            223          8,740
    Decrease (increase) in receivables from subsidiaries                             6,085             241         (7,940)
    Purchases of securities available for sale                                           -               -            (55)
    Proceeds from sales of securities available for sale                               185               2          1,075
    Purchases of securities held to maturity                                        (4,017)        (16,601)        (6,002)
    Proceeds from maturities of securities held to maturity                          4,337          16,857          6,483
    Purchase of bank-owned life insurance                                             (500)         (3,250)             -
                                                                                 ----------      ----------     ----------
                          Net cash provided (used) by investing activities          (3,728)         (2,728)         2,101
                                                                                 ----------      ----------     ----------

Cash flows from financing activities:
    Common cash dividends paid                                                     (16,754)        (13,312)       (10,041)
    Preferred cash dividends paid                                                        -               -            (89)
    Proceeds from issuance of common stock                                           4,018           2,693          1,509
    Payments on fractional shares                                                       (7)            (26)           (18)
    Acquisition of treasury shares                                                    (368)         (1,002)        (1,481)
                                                                                 ----------      ----------     ----------
                             Net cash used by financing activities                 (13,111)        (11,647)       (10,120)
                                                                                 ----------      ----------     ----------

Decrease in cash and cash equivalents                                               (1,475)           (643)          (337)

Change in fiscal year - Community                                                        -               -           (338)

Cash and cash equivalents at beginning of year                                       1,800           2,443          3,118
                                                                                 ----------      ----------     ----------

Cash and cash equivalents at end of year                                          $    325        $  1,800       $  2,443
                                                                                 ==========      ==========     ==========

     For the six months ended December 31, 1995, cash flow activity relating to Community consisted of cash provided by operating activities of $158,000 and cash used in financing activities of $496,000. See Note A - "Significant Accounting Policies - Principles of Presentation and Consolidation."

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE Y--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
--------------------------------------------------------------------------------

      The following is a summary of the consolidated quarterly results of operations for the years ended December 31, 1997 and 1996:

1997
Three Months Ended                                  March 31             June 30        September 30    December 31
-----------------------------------------         ------------         -----------     --------------  -------------
                                                             (In thousands, except per share data)
Interest and dividend income                       $ 45,033             $ 48,429        $ 53,034        $ 53,043
Interest expense                                     21,645               23,925          27,662          28,020
                                                  ----------           ----------      ----------      ----------
Net interest and dividend income                     23,388               24,504          25,372          25,023
Provision for loan and lease losses                     942                1,020           1,423           1,163
Other income                                          5,731                5,559           6,253           7,999
Other expenses (1 & 2)                               17,438               18,069          29,912          27,131
                                                  ----------           ----------      ----------      ----------
Income before income taxes                           10,739               10,974             290           4,728
Income taxes                                          3,240                3,310             463             784
                                                  ----------           ----------      ----------      ----------

Net income (loss)                                  $  7,499             $  7,664        $   (173)       $  3,944
                                                  ==========           ==========      ==========      ==========

Earnings (loss) per share                          $   0.32             $   0.32        $  (0.01)       $   0.16
                                                  ==========           ==========      ==========      ==========

Earnings (loss) per share-
    assuming dilution                                $ 0.31               $ 0.32         $ (0.01)         $ 0.16
                                                  ==========           ==========      ==========      ==========


1996
Three Months Ended                                  March 31         June 30      September 30        December 31
-----------------------------------------         ------------     -----------   --------------      --------------
                                                               (In thousands, except per share data)
Interest and dividend income                        $ 39,881         $ 41,654           $ 42,587          $ 44,183
Interest expense                                      18,789           19,530             20,075            21,189
                                                   ----------       ----------         ----------        ----------
Net interest and dividend income                      21,092           22,124             22,512            22,994
Provision for loan and lease losses                    1,180            1,050                980             1,075
Other income (4&5)                                     5,284            5,198              5,619             6,161
Other expenses (3)                                    16,258           16,226             21,526            17,260
                                                   ----------       ----------         ----------        ----------
Income before income taxes                             8,938           10,046              5,625            10,820
Income taxes                                           2,768            3,348              2,459             3,301
                                                   ----------       ----------         ----------        ----------

Net income                                          $  6,170         $  6,698           $  3,166          $  7,519
                                                   ==========       ==========         ==========        ==========

Earnings per share                                  $   0.27         $   0.29           $   0.13          $   0.32
                                                   ==========       ==========         ==========        ==========

Earnings per share-
    assuming dilution                               $   0.27         $   0.28           $   0.13          $   0.31
                                                   ==========       ==========         ==========        ==========

(1) For the quarter ended September 30, 1997, the Company recorded costs related to the mergers of Community and Portsmouth totaling $11,031,000.

(2) For the quarter ended December 31, 1997, the Company recorded charges relating to CFX Funding of $7,206,000.

(3) For the quarter ended September 30, 1996, the Company recorded costs related to the mergers of Safety Fund and Milford totaling $4,522,000, and costs associated with a SAIF special assessment of $691,000.

(4) For the quarter ended September 30, 1996, the Company terminated CFX Corporation's and Safety Fund's pension plans and transferred the assets and liabilities to a multi-employer pension plan. A gain from the settlement of the pension plan was recorded totaling $877,000.

(5) For the quarter ended December 31, 1996, the Company recorded $411,000 in gains on trading securities on an investment purchased and sold during the same quarter.

--------------------------------------------------------------------------------
REPORT OF WOLF & COMPANY, P.C., INDEPENDENT AUDITORS
--------------------------------------------------------------------------------

   To the Board of Directors and Shareholders of CFX Corporation:

      We have audited the accompanying consolidated balance sheets of CFX Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      The consolidated financial statements referred to above have been restated to reflect the pooling of interests with Portsmouth Bank Shares, Inc. and Community Bankshares, Inc., as described in Note A to the consolidated financial statements. We did not audit the consolidated financial statements of Portsmouth Bank Shares, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995, which statements reflect total assets of $271,569,000 as of December 31, 1996, and net interest and dividend income of $10,043,000 and $10,862,000 for the years ended December 31, 1996 and 1995, respectively. We did not audit the consolidated financial statements of Community Bankshares, Inc. as of December 31, 1996 and for the year ended December 31, 1996, the six months ended December 31, 1995, and each of the years in the two-year period ended June 30, 1995, which statements reflect total assets of $550,596,000 as of December 31, 1996, and net interest and dividend income of $21,821,000, $9,748,000, $18,055,000 and $15,436,00 for the year ended December 31, 1996, the six months ended December 31, 1995 and each of the years in the two-year period ended June 30, 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Portsmouth Bank Shares, Inc. and Community Bankshares, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995 is based solely on the reports of other auditors.

     The consolidated financial statements for the year ended December 31, 1995 reflect the pooling of interests with The Safety Fund Corporation. We did not audit the 1995 consolidated financial statements of The Safety Fund Corporation, which statements reflect net interest and dividend income of $13,816,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for The Safety Fund Corporation for the year ended December 31, 1995 is based solely on the reports of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CFX Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




                                        WOLF & COMPANY, P.C.


   Boston, Massachusetts
   January 30, 1998, except for Note W
       as to which the date is February 9, 1998

--------------------------------------------------------------------------------
INFORMATION ON COMMON STOCK
--------------------------------------------------------------------------------

   At December 31, 1997, there were approximately 5,719 holders of record of CFX Corporation's common stock. The stock is traded on the American Stock Exchange (AMEX) under the symbol "CFX." The following table sets forth cash dividends declared on the Company's common stock and the high and low sale prices as reported by AMEX for the appropriate periods.

1997                                                  First          Second           Third            Fourth
CALENDAR QUARTERS                                    Quarter         Quarter         Quarter           Quarter
                                                    ---------       ---------       ---------         ---------
Dividends declared per share                           $ 0.22          $ 0.22           $ 0.22           $ 0.22
Stock price:
    High                                                18 5/8          21               21 3/4           31 1/8
    Low                                                 15 1/8          15 1/2           18 5/8           20 5/8
    Last sale                                           16 7/8          21               21 7/16          30 5/8

1996
CALENDAR QUARTERS

Dividends declared per share (1)                       $ 0.1714       $      -          $ 0.1905         $ 0.2095
Stock price:
    High                                                15 3/8          14 3/8           15 1/4           16 5/8
    Low                                                 12 7/8          12 1/4           11 5/8           13 5/8
    Last sale                                           14              12 3/8           14 1/8           15 1/2




(1) The dividend for the second quarter of 1996 was omitted in order for CFX's acquisitions of The Safety Fund Corporation and Milford Cooperative Bank to be accounted for as poolings-of-interests under generally accepted accounting principles.